Exhibit 10.67

*Portions of this document marked [*] are requested to be treated confidentially.

FINAL EXECUTION COPY

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

Between

LUPIN LTD.

and

SALIX PHARMACEUTICALS, INC.

Dated as of September 30, 2009

- i -

7.2	Royalties	24

7.3	Mode of Payment	26

7.4	Taxes	26

7.5	Financial Records	26

ARTICLE 8	INTELLECTUAL PROPERTY	27

8.1	Ownership of Intellectual Property	27

8.2	Maintenance and Prosecution of Patents	28

8.3	Enforcement of Patents	30

8.4	Infringement Claims by Third Parties	32

8.5	Invalidity or Unenforceability Defenses or Actions	33

8.6	Third Party Licenses	34

8.7	Product Trademarks	35

ARTICLE 9	ADVERSE EVENT REPORTING; RECALLS AND WITHDRAWALS	35

9.1	Adverse Event Reporting	35

9.2	Recalls and Withdrawals	36

9.3	Pharmacovigilance Agreement	36

ARTICLE 10	CONFIDENTIALITY AND NON-DISCLOSURE	37

10.1	Confidentiality Obligations	37

10.2	Trade Secrets	38

10.3	Permitted Disclosures	38

10.4	Use of Name	39

10.5	Press Releases	39

10.6	Patient Information	39

10.7	Publications	40

ARTICLE 11	REPRESENTATIONS, WARRANTIES AND COVENANTS	40

11.1	Representations, Warranties and Covenants	40

11.2	Additional Representations, Warranties and Covenants of Salix	41

11.3	Additional Representations, Warranties and Covenants of Lupin	42

11.4	Disclaimer of Warranty	43

11.5	Unauthorized Sales	43

11.6	Governmental Filings	44

ARTICLE 12	INDEMNIFICATION	44

12.1	Indemnification by Salix	44

12.2	Indemnification by Lupin	44

12.3	Notice of Claim	45

12.4	Control of Defense	45

12.5	Limitation on Damages and Liability	47

12.6	Insurance	47

ARTICLE 13	TERM AND TERMINATION	47

13.1	Term	47

13.2	Termination for Material Breach	47

13.3	Other Termination by Salix	48

13.4	Termination Upon Insolvency	48

13.5	Termination by Lupin	48

13.6	Rights in Bankruptcy	48

13.7	Licenses and Assignments Upon Termination	49

13.8	Additional Consequences of Termination	49

ARTICLE 14	MISCELLANEOUS	51

14.1	Force Majeure	51

14.2	Export Control	52

14.3	Subcontractors	52

14.4	Assignment	52

14.5	Severability	52

14.6	Governing Law, Jurisdiction, Venue and Service	53

14.7	Dispute Resolution	54

14.8	Notices	54

14.9	Entire Agreement; Modifications	56

14.10	English Language	56

14.11	Equitable Relief	56

14.12	Waiver and Non-Exclusion of Remedies	57

14.13	No Benefit to Third Parties	57

14.14	Further Assurance	57

14.15	Relationship of the Parties	57

14.16	Performance by Affiliates	57

14.17	Counterparts	57

14.18	Payments; Audits	58

14.19	References	59

14.20	Construction	59

14.21	Additional Agreements	59

Schedules and Exhibits

Schedule 6.1	Commercialization Efforts
Schedule 7.1.2	Milestones and Milestone Payments
Schedule 8.6	Anti-Stacking
Schedule 9.2	Recall and Withdrawal Contact Information
Exhibit A	Development Plan

DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT

This Development, Commercialization and License Agreement (this “Agreement”) is made and entered into effective as of September 30, 2009 (the “Effective Date”) by and between Lupin Ltd., a corporation organized under the laws of India and having its principal place of business at “B” Wing, Fifth Floor, Bandra Kurla Complex, Mumbai—400 051, India (“Lupin”), and Salix Pharmaceuticals, Inc., a corporation organized under the laws of the State of California in the United States of America and having its principal place of business at 1700 Perimeter Park Drive, Morrisville, North Carolina 27560-8404, U.S.A. (“Salix”). Lupin and Salix are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Lupin Controls (as defined below) certain intellectual property with respect to the Licensed Delivery Technology (as defined below);

WHEREAS, Salix desires to develop and commercialize the Licensed Product (as defined below) in accordance with the terms and conditions of this Agreement; and

WHEREAS, Lupin desires to grant certain licenses to Salix, and Salix desires to obtain certain licenses from Lupin, to develop and commercialize the Licensed Product in accordance with the terms and conditions set forth below;

NOW, THEREFORE, in consideration of the foregoing premises, the mutual promises and covenants of the Parties contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless otherwise specifically provided herein, the following terms shall have the following meanings:

1.1 “Acceptance” means, with respect to a Drug Approval Application, the occurrence of the earlier of: (a) the expiration of the period specified in applicable regulations for any notice by the FDA that such Drug Approval Application will not be accepted for review, without Salix, Lupin or one of their respective Affiliates having received such notice from the FDA; or (b) the receipt by Salix, Lupin or one of their respective Affiliates from the FDA that the Drug Approval Application will be accepted for review, provided that in any case, if no such period for acceptance is provided for in the applicable regulations, then the Drug Approval Application shall be deemed “accepted” on the date such Drug Approval Application was filed.

1.2 “Adverse Event” means (a) any finding from tests in laboratory animals or in vitro that suggests a significant risk for human subjects including reports of mutagenicity, teratogenicity or carcinogenicity and (b) any undesirable, untoward or noxious event or experience associated with the clinical, commercial or other use, or occurring following application of the Licensed Product to humans, whether expected and whether considered related to or caused by the Licensed Product, including such an event or experience as occurs in the course of the use of the Licensed Product in professional practice, in a clinical trial, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected therapeutic action of the Licensed Product, and including those events or experiences that are required to be reported to the Regulatory Authorities under corresponding Applicable Law.

1.3 “Affiliate” means, with respect to a Party, licensee or Sublicensee, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Party, licensee or Sublicensee, as the case may be. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to a Person (including a Party, licensee or Sublicensee) means (a) the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such Person (including a Party, licensee or Sublicensee), whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (including a Party, licensee or Sublicensee).

1.4 “Agreement” has the meaning set forth in the Preamble.

1.5 “API Agreement” means that certain Rifaximin Manufacturing and Supply Agreement, of even date herewith, between the Parties.

1.6 “Applicable Law” means applicable laws, rules and regulations, including any rules, regulations, guidelines or other requirements of any Regulatory Authority, that may be in effect from time to time.

1.7 [*]

1.8 “Bioadhesive Technology” means any bioadhesive for purposes of gastrointestinal drug delivery.

1.9 “Breaching Party” has the meaning set forth in Section 13.2.

1.10 “Business Day” means a day other than a Saturday, Sunday or a day on which banking institutions in New York, New York are required or permitted by law to remain closed.

1.11 “Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

1.12 “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.13 “Clinical Data” means all Information with respect to the Licensed Product made, collected or otherwise generated under or in connection with the Clinical Trials for the Licensed Product, including any data, reports and results with respect thereto.

1.14 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial (including a Pivotal Trial), and such other tests and studies in patients that are required by Applicable Law, or otherwise recommended by the Regulatory Authorities, to obtain or maintain Drug Approval Applications, but excluding Post Approval Studies, and “Clinical Trials” means all of the foregoing clinical trials.

1.15 “Commencement of the Pivotal Trial” means the first dosing of the first patient enrolled in a Pivotal Trial, as defined in the protocol for such Clinical Trial.

1.16 “Commercialization” means any and all activities (whether before or after Regulatory Authorization) directed to the marketing, detailing and Promotion of the Licensed Product after Regulatory Authorization for commercial sale has been obtained, and shall include marketing, Promoting, detailing, marketing research, distributing, offering to commercially sell and commercially selling the Licensed Product, importing, exporting or transporting the Licensed Product for commercial sale and regulatory affairs with respect to the foregoing. When used as a verb, “Commercializing” means engaging in Commercialization and “Commercialize” and “Commercialized” shall have corresponding meanings.

1.17 “Commercialization Plan” has the meaning set forth in Section 6.2.1.

1.18 “Commercially Reasonable Efforts” means, with respect to the research and Development of the Licensed Product, the efforts and resources commonly used in the research-based pharmaceutical industry, and with respect to the Commercialization or other Exploitation of the Licensed Product, the efforts and resources commonly used in the commercial pharmaceutical industry, in each case for products with similar commercial and scientific potential at a similar stage in their lifecycle. Commercially Reasonable Efforts shall be determined without regard to a Party’s particular circumstances, including any other product opportunities, and without regard to any payments owed by a Party to the other under this Agreement. The term “commercially reasonable efforts,” used herein without capital letters, shall have the meaning ordinarily ascribed to such term in commercial agreements of this type.

1.19 “Committee” has the meaning set forth in Section 4.3.

1.20 “Completion of the Pivotal Trial” means the final dosing of the last patient enrolled in a Pivotal Trial, as defined in the protocol for such Clinical Trial.

1.21 “Confidential Information” has the meaning set forth in Section 10.1.

1.22 “Control” means, with respect to any item of Information, Regulatory Documentation, Patent, Trademark or other intellectual property right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder), to assign or grant a license, sublicense or other right to or under such Information, Regulatory Documentation, Patent, Trademark or other intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.23 “Data Exclusivity” has the meaning set forth in Section 1.73.

1.24 “Development” means all activities related to pre-clinical and other non-clinical testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Trials, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and submission of Regulatory Documentation, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining, maintaining or modifying a Regulatory Authorization. When used as a verb, “Develop” means to engage in Development.

1.25 “Development Plan” has the meaning set forth in Section 3.2.

1.26 “Dispute” has the meaning set forth in Section 14.7.1.

1.27 “Dollars” or “$” means United States Dollars.

1.28 “Drug Approval Application” means a New Drug Application as defined in the FFDCA, and the regulations promulgated thereunder.

1.29 “Drug Master File” means any drug master file filed with the FDA with respect to any intermediate of the Licensed Product.

1.30 “Effective Date” means the effective date of this Agreement as set forth in the Preamble.

1.31 “Exploit” means to make, have made, import, use, sell or offer for sale, including to research, Develop, Commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, Promote, market or have sold or otherwise dispose of, and “Exploitation” means the act of Exploiting a product or process.

1.32 “Ex-Territory Licensee” has the meaning set forth in Section 3.4.

1.33 “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

1.34 “FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, as amended.

1.35 “Field” means all use of the Licensed Product in humans, including (a) all indications of the Licensed Product for the treatment, management or prevention of any disease or condition in humans (including infectious diarrhea, specifically including cholera and travelers’ diarrhea, hepatic encephalopathy and irritable bowel syndrome) and (b) all consumption of the Licensed Product by humans (including by way of food or dietary supplements).

1.36 [*]

1.37 “First Commercial Sale” means the first sale for use by the general public of the Licensed Product in the Territory after any and all Regulatory Authorizations necessary for commercial sale of the Licensed Product in the Territory have been obtained.

1.38 “GAAP” means United States generally accepted accounting principles consistently applied.

1.39 “Generally Competitive Product” means (a) any pharmaceutical or biological composition, preparation or other type of product (including any over-the-counter product) that contains Rifaximin (including any such product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), and (b) any dietary supplement or food product that contains Rifaximin.

1.40 “Global Steering Committee” or “GSC” has the meaning set forth in Section 3.4.

1.41 “Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the manufacturing of the Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.42 “Hatch-Waxman Act” means the Drug Price Competition and Patent Term Restoration Act of 1984, as amended.

1.43 “Improvements” means any and all Information and inventions that are conceived, discovered, Developed or otherwise made by a Party, its Sublicensees, licensees, or any of its or their respective Affiliates in connection with the work conducted under the Development Plan or otherwise in connection with Development, Commercialization or other Exploitation of the Licensed Product, whether patentable or not. The Parties acknowledge and agree that any rights of Salix in or with respect to Lupin Improvements will be limited to the licenses granted in Section 2.1.

1.44 “IND” means any investigational new drug application filed with the FDA for authorization to commence Clinical Trials.

1.45 “Indemnification Claim Notice” has the meaning set forth in Section 12.3.

1.46 “Indemnified Party” has the meaning set forth in Section 12.3.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.47 “Information” means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, expressed ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including: biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

1.48 “Initial Regulatory Authorization” of the Licensed Product for an indication means the approval by the FDA.

1.49 “Invoiced Sales” has the meaning set forth in Section 1.70.

1.50 “Joint Improvements” has the meaning set forth in Section 8.1.2(c).

1.51 “Joint Know-How” means all Information (including Joint Improvements and Clinical Data) developed, acquired or otherwise Controlled (other than by virtue of the licenses granted hereunder) jointly by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates and Lupin, its licensees or Sublicensees or any of its or their respective Affiliates under or in connection with the research, development or other Exploitation of the Licensed Product that is reasonably useful or necessary for the Exploitation of the Licensed Product in the Field, but excluding any Salix Know-How or Lupin Know-How or any Information to the extent covered or claimed by published Joint Patents.

1.52 “Joint Patents” means any Patent that claims or covers Joint Improvements and any other Improvements that are conceived or reduced to practice, or that are otherwise Controlled (other than by virtue of the licenses granted hereunder), jointly by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates and Lupin, its licensees or Sublicensees or any of its or their respective Affiliates under or in connection with the Exploitation of the Licensed Product, but excluding any Lupin Patents or Salix Patents.

1.53 “Joint Platform Patent” means a Joint Patent based primarily on claims covered by the Lupin Platform Patent.

1.54 “Joint Product Patent” means a Joint Patent covering a Rifaximin product incorporating Bioadhesive Technology.

1.55 “Joint Steering Committee” or “JSC” has the meaning set forth in Section 4.1.

1.56 “Joint Technology” means the Joint Know-How and the Joint Patents.

1.57 “Knowledge” means the good faith understanding of any vice president, any senior vice president, or the president or chief executive officer of a Party of the facts and information then in such individual’s possession after due inquiry.

1.58 “Licensed Delivery Technology” means that certain bioadhesive for purposes of gastrointestinal drug delivery developed by Lupin and claimed under the Lupin Platform Patent and the Lupin Product Patent.

1.59 “Licensed Product” means any form or dosage of pharmaceutical, biological or other composition or preparation in finished form labeled and packaged for sale by prescription, over-the-counter, as a dietary supplement, as food, or by any other method that (a) contains Rifaximin (including a product that contains Rifaximin together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)) and, in addition, (b) utilizes the Licensed Delivery Technology or any other Bioadhesive Technology included within or claimed or covered by the Lupin Technology.

1.60 “Losses” has the meaning set forth in Section 12.1.

1.61 “Lupin” has the meaning set forth in the Preamble.

1.62 “Lupin Improvement Patent” means all of Lupin’s right in and to any Patent claiming Lupin Improvements, but excluding the Lupin Platform Patent and the Lupin Product Patent.

1.63 “Lupin Improvements” has the meaning set forth in Section 8.1.2.

1.64 “Lupin Know-How” means all Information (including Lupin Improvements) Controlled by Lupin, its Sublicensees or any of its or their respective Affiliates as of the Effective Date or at any time during the term of this Agreement that is reasonably useful or necessary for the Exploitation of the Licensed Product, whether or not patented or patentable, but excluding any Joint Improvements or any Information to the extent covered or claimed by published Lupin Patents, Lupin Improvement Patents or Joint Patents.

1.65 “Lupin Patents” means (a) the Lupin Platform Patent, (b) the Lupin Product Patent, and (c) all other Patents that are Controlled by Lupin, its Sublicensees, licensees or any of its or their respective Affiliates as of the Effective Date or at any time during the term of this Agreement that claim or cover the Licensed Product or any component thereof or the Exploitation of the Licensed Product or any component thereof. The Parties acknowledge and agree that any rights of Salix in or with respect to the Lupin Patents will be limited to the licenses granted in Section 2.1 and the rights granted in Sections 8.1, 8.2 and 8.3.

1.66 “Lupin Platform Patent” means all of Lupin’s right in and to (a) US patent application No. 12/144,894; (b) divisionals, continuations and claims of continuations in part, in each case that are entitled to the benefit of the priority date of the application referenced in subclause (a), (c) the foreign patent applications associated with the patent applications referenced in subclauses (a) and (b) above; (d) the patents issued from the patent applications referenced in subclauses (a) through (c) above, and (e) reissues, renewals, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or application set forth in subclauses (a) through (d) above.

1.67 “Lupin Product Patent” means all of Lupin’s right in and to (a) US patent application No. 12/144,453; (b) divisionals, continuations and claims of continuations in part, in each case that are entitled to the benefit of the priority date of the application referenced in subclause (a), (c) the foreign patent applications associated with the patent applications referenced in subclauses (a) and (b) above; (d) the patents issued from the patent applications referenced in subclauses (a) through (c) above, and (e) reissues, renewals, reexaminations, restorations (including supplemental protection certificates) and extensions of any patent or application set forth in subclauses (a) through (d) above.

1.68 “Lupin Technology” means the Lupin Know-How, the Lupin Patents, and the Lupin Improvement Patents.

1.69 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of the Licensed Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.70 “Net Sales” shall mean, for any period, the gross amount invoiced by Salix, its Sublicensees or any of its or their respective Affiliates (collectively, a “Selling Person”) for the sale of the Licensed Product (the “Invoiced Sales”), less deductions for: (a) normal and customary trade, quantity and cash discounts and sales returns and allowances, including (i) those granted on account of price adjustments, billing errors, rejected goods, damaged goods and returns, (ii) administrative and other fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors, and (iv) chargebacks; (b) freight, postage, shipping and insurance expenses to the extent that such items are included in the Invoiced Sales; (c) customs and excise duties and other duties related to the sales to the extent that such items are included in the Invoiced Sales; (d) rebates and similar payments made with respect to sales paid for by any governmental or regulatory authority; (e) sales and other taxes and duties directly related to the sale or delivery of the Licensed Product (but not including franchise taxes or taxes assessed against the income derived from such sale); and (f) distribution expenses to the extent that such items are included in the Invoiced Sales (collectively, “Permitted Deductions”). Any of the deductions listed above that involves a payment by a Selling Person shall be taken as a deduction in the Calendar Quarter in which the payment is accrued by such entity. For purposes of determining Net Sales, a Licensed Product shall be deemed to be sold when invoiced and a “sale” shall not include transfers or dispositions of such Licensed Product for pre-clinical or clinical purposes or as samples, in each case, without charge. A Selling Person’s transfer of Licensed Product to an Affiliate or Sublicensee shall not result in any Net Sales, unless such Licensed Product is used by such Affiliate or Sublicensee in the course of its commercial activities. In the event that any Selling Person sells the Licensed Product as part of a bundle or group sale with other products not covered by this Agreement, and such Selling Person provides a discount, allowance or rebate to the purchaser of the Licensed Product based on the aggregate amount invoiced for all products sold, such discount, allowance or rebate shall be allocated to each of the products pro rata based on the gross amount invoiced for each such product less all other Permitted Deductions specifically related to each such product. If any Selling Person sells the Licensed Product as part of a bundle of distinct products (i.e., one price is charged for a number of distinct products), the Net Sales for the Licensed Product shall be based on the ratio of the wholesale acquisition cost for the Licensed Product to the sum of the wholesale acquisition costs for all products in such bundle.

1.71 “Non-Prescription Competitive Product” means (a) any over-the-counter pharmaceutical or biological composition, preparation or other type of product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), (ii) utilizes Bioadhesive Technology or any other technology involving adhesion to bodily membranes, and (iii) is labeled, advertised, marketed, promoted or intended for use in the Field in the Territory and (b) any dietary supplement or food product that (i) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), (ii) utilizes Bioadhesive Technology or any other technology involving adhesion to bodily membranes, and (iii) is advertised, marketed, promoted or intended for use in the Field in the Territory.

1.72 “Party” and “Parties” has the meaning set forth in the Preamble.

1.73 “Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part (other than with respect to new subject matter that would not otherwise be covered in this Agreement), provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents ((a), (b), (c) and (d)), and (f) any data or market exclusion periods, including any such periods listed in the FDA’s Orange Book and all international equivalents (“Data Exclusivity”).

1.74 “Payments” has the meaning set forth in Section 7.4.

1.75 “Permitted Deductions” has the meaning set forth in Section 1.70.

1.76 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.77 “Pharmacovigilance Agreement” has the meaning set forth in Section 9.3.

1.78 “Phase I Clinical Trial” means a human clinical trial of the Licensed Product, the principal purpose of which is a preliminary determination of safety in healthy individuals or patients.

1.79 “Phase II Clinical Trial” means a human clinical trial of the Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population.

1.80 “Phase III Clinical Trial” means a human clinical trial of the Licensed Product on a sufficient number of subjects that is designed to establish that a pharmaceutical product is safe and efficacious for its intended use, and to determine warnings, precautions, and adverse reactions that are associated with such pharmaceutical product in the dosage range to be prescribed, which trial is intended to support Regulatory Authorization of the Licensed Product. A Phase III Clinical Trial shall be deemed to have commenced when the first patient in such study has been dosed.

1.81 “Pivotal Trial” means, with respect to a particular indication for the Licensed Product, the first pivotal Phase III Clinical Trial that is intended to support Initial Regulatory Authorization of the Licensed Product for such indication in the United States, wherever conducted.

1.82 “Post Approval Study” means any human clinical study, or other test or study with respect to the Licensed Product for an indication that (a) is conducted solely in support of pricing or reimbursement for the Licensed Product in the Territory or (b) is not required to obtain or maintain Initial Regulatory Authorization for the Licensed Product for such indication and is conducted within the scope of the labeling for the Licensed Product (for clarity, any human clinical study that is intended to expand the labeling for the Licensed Product shall be a Clinical Trial and shall not be a Post Approval Study). Subject to the foregoing, Post Approval Studies may include epidemiological studies, modeling and pharmacoeconomic studies, post-marketing surveillance studies, investigator sponsored studies, and health economics studies. For clarity, Post Approval Studies shall not include any tests or studies that are required or recommended for the Licensed Product by the Regulatory Authorities as a condition to obtaining, or as a requirement of maintaining, an Initial Regulatory Authorization for the Licensed Product for an indication.

1.83 “Prescription Competitive Product” means any pharmaceutical or biological composition, preparation or other type of product (other than an over-the-counter product or a dietary supplement or food product) that (a) contains Rifaximin or any derivative thereof (including any such product that contains Rifaximin or any derivative thereof together with one or more other ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)), (b) utilizes Bioadhesive

Technology or any other technology involving adhesion to bodily membranes, and (c) is labeled, advertised, marketed, promoted or intended for use in the Field in the Territory.

1.84 “Product Labeling” means, with respect to the Licensed Product and a particular country or other jurisdiction, (a) the Regulatory Authority-approved full prescribing information for the Licensed Product for such country or jurisdiction, including any required patient information, and (b) all labels and other written, printed or graphic matter upon a container, wrapper or otherwise, including any package insert, utilized with or for the marketing, sale or other Commercialization of the Licensed Product in such country or jurisdiction.

1.85 “Product Trademarks” means, with respect to the Licensed Product, the Trademark(s) for the Licensed Product used by Salix or its Affiliates or its or their respective Sublicensees in connection with the Licensed Product (but excluding any Salix Corporate Name or similar designation) and any registrations thereof or any pending applications relating thereto.

1.86 “Promotion” means those activities normally undertaken by a pharmaceutical company’s sales force (including electronic detailing, advertising and meeting with physicians, whether undertaken by the company’s sales force or not) to implement marketing plans and strategies aimed at encouraging the appropriate use of a product. When used as a verb, “Promote” means to engage in such activities. With respect to Salix’s Promotion of the Licensed Product, Promotion includes those activities actually undertaken by Salix’s sales force to implement marketing plans and strategies aimed at encouraging the appropriate use of the Licensed Product.

1.87 “Promotional Materials” means, with respect to the Licensed Product, all sales representative training materials with respect to the Licensed Product and all written, printed, graphic, electronic, audio or video matter, including journal advertisements, sales visual aids, direct mail, medical information/education monographs, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party or its Affiliates in connection with any Promotion of the Licensed Product, except Product Labeling for the Licensed Product.

1.88 “Recalls” has the meaning set forth in Section 9.2.

1.89 “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entity, including FDA, and notified authority regulating or otherwise exercising authority with respect to the Exploitation (including the determination of pricing/reimbursement) of the Licensed Product in any country or other jurisdiction.

1.90 “Regulatory Authorization” means, with respect to the Licensed Product and a particular country or other jurisdiction, any and all approvals, registrations, certificates, licenses or authorizations of any Regulatory Authority necessary to commercially distribute, sell or market or otherwise Commercialize the Licensed Product in such country or jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or jurisdiction, (b) pre- and post-approval manufacturing and marketing authorizations (including any prerequisite marketing approval or authorization related thereto), (c) labeling approval, and (d) technical, medical and scientific licenses.

1.91 “Regulatory Documentation” means, with respect to the Licensed Product, all applications, registrations, licenses, authorizations and approvals, all correspondence submitted to or received from the Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority), and all supporting documents and all clinical trials and tests, in each case, relating to the Licensed Product, and all data contained in any of the foregoing, including Promotional Materials, Clinical Data, period safety update reports, adverse event files and complaint files, Manufacturing records (including any chemistry, manufacturing or control data) and, if applicable, any updates or supplements to any of the foregoing.

1.92 “Rifaximin” means rifaximin, which is [*], and all complexes, mixtures and other combinations, prodrugs, metabolites, enantiomers, polymorphs, salt foams, racemates, and isomers thereof, or any derivatives of any of the foregoing.

1.93 “Salix” has the meaning set forth in the Preamble.

1.94 “Salix Improvements” has the meaning set forth in Section 8.1.2.

1.95 “Salix Know-How” means all Information (including Salix Improvements) and Clinical Data Controlled by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates at any time during the term of this Agreement that are (a) conceived, discovered, Developed or otherwise made by Salix, its Sublicensees or any of its or their respective Affiliates in connection with the work conducted under the Development Plan or otherwise in connection with Development, Commercialization or other Exploitation of the Licensed Product under this Agreement, (b) used by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under this Agreement and (c) reasonably commercially relevant to the Exploitation of the Licensed Product, whether or not patented or patentable; but excluding any Joint Improvements or any Information to the extent covered or claimed by published Salix Patents or Joint Patents.

1.96 “Salix Patents” means any Patent Controlled by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates (a) that claims or covers any Salix Improvement that is used by or on behalf of Salix, its Sublicensees or any of its or their respective Affiliates under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under this Agreement and (b) is reasonably commercially relevant to the Exploitation of the Licensed Product, but in any event ((a) and (b)) excluding any Joint Patents.

1.97 “Salix Technology” means Salix Know-How and Salix Patents.

1.98 “Selling Person” has the meaning set forth in Section 1.70.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

1.99 “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by a Party under the license grants in Section 2.1 or 2.4, as the case may be, as provided in Section 2.2.

1.100 “Territory” means the United States.

1.101 “Third Party” means any Person other than Lupin, Salix and their respective Affiliates.

1.102 “Third Party Claims” has the meaning set forth in Section 12.1.

1.103 “Third Party License Payments” has the meaning set forth in Section 5.3.2.

1.104 “Trademark” shall include any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, service mark, trade name, brand name, logo or business symbol, whether or not registered.

1.105 “United States” means the United States of America, its territories and possessions (including the District of Columbia and Puerto Rico).

1.106 “Valid Claim” means (a) any claim of an issued and unexpired Patent in the Territory that (i) has not been held permanently revoked, unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal and (ii) has not been abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise; or (b) a claim of a pending Patent application in the Territory that was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application; provided that such prosecution has not been ongoing for more than [*] ([*]) years.

ARTICLE 2

GRANT OF RIGHTS

2.1 Grants to Salix.

2.1.1. Subject to the terms and conditions of this Agreement, Lupin hereby grants to Salix:

(a) (i) an exclusive (including with regard to Lupin and its Affiliates), royalty-bearing right and license, with the right to grant sublicenses in accordance with Section 2.2, under the Lupin Technology, to import, make, have made, use, sell, offer for sale, and otherwise Exploit the Licensed Product in the Field in the Territory in accordance with this Agreement; and

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) an exclusive (including with regard to Lupin and its Affiliates) right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under the Regulatory Documentation Controlled by Lupin or any of its Affiliates, if any, to Exploit the Licensed Product in the Field in the Territory.

2.1.2. Salix acknowledges that (a) the Lupin Know-How is secret and substantial and without access to the Lupin Know-How Salix would not be able to obtain and maintain Regulatory Authorizations, (b) access to Lupin Know-How is expected to provide Salix with a competitive advantage in the marketplace beyond the exclusivity afforded by the Lupin Patents, and (c) the payments and royalties set forth in Sections 7.1 and 7.2 are, in part, intended to compensate Lupin for such exclusivity and such competitive advantage. The Parties agree that the royalty rate set forth in Section 7.2 reflects an efficient and reasonable blended allocation of the values provided by Lupin to Salix.

2.2 Sublicenses. The rights and licenses granted to Salix under Section 2.1 and Lupin under Section 2.4 shall include the right to grant sublicenses (or further rights of reference), through multiple tiers of Sublicensees, provided that the Party granting such sublicense or further right of reference shall provide to the other Party a written notice setting forth in reasonable detail the nature of such sublicense and the identity of the Sublicensee. Each Party hereby guarantees the performance of its Affiliates and permitted Sublicensees and the grant of any such sublicense shall not relieve the sublicensing Party of its obligations under this Agreement, except to the extent they are satisfactorily performed by such Sublicensee. Any such sublicenses shall be consistent with and subject to the terms and conditions of this Agreement.

2.3 No Implied Rights; Reservation of Rights. For the avoidance of doubt, as between the Parties:

2.3.1. Salix, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Lupin Technology except as expressly provided in this Agreement;

2.3.2. Lupin reserves the right under the Lupin Technology, the Joint Patents (to the extent Controlled by Lupin) and the Joint Know-How (to the extent Controlled by Lupin) to (a) perform its obligations hereunder and (b) obtain and maintain Regulatory Authorizations for, and research, Develop and Commercialize and otherwise Exploit, in accordance with the terms of this Agreement, (i) the Licensed Product outside the Territory and in the Territory outside the Field, and (ii) other products for any purpose;

2.3.3. Lupin, its Sublicensees and its and their respective Affiliates shall have no right, express or implied, with respect to the Salix Technology except as expressly provided in this Agreement; and

2.3.4. Salix reserves the right under the Salix Technology, the Joint Patents (to the extent Controlled by Salix) and the Joint Know-How (to the extent Controlled by Salix) to (a) perform its obligations hereunder and (b) obtain and maintain

Regulatory Authorizations for, and research, Develop and Commercialize and otherwise Exploit, in accordance with the terms of this Agreement, (i) the Licensed Product in the Field in the Territory and (ii) other products (including products containing Rifaximin) for any purpose.

2.4 Grants to Lupin. Subject to the teens and conditions of this Agreement, Salix hereby grants to Lupin:

2.4.1. a [*], exclusive (including with regard to Salix and its Affiliates) license, with the right to grant sublicenses in accordance with Section 2.2, under the Salix Technology to Exploit the Licensed Product outside the Territory or inside the Territory outside the Field; and

2.4.2. subject to Section 5.3, a [*], non-exclusive license and right of reference, with the right to grant sublicenses and further rights of reference in accordance with Section 2.2, under the Regulatory Documentation Controlled by Salix or its Affiliates to Exploit the Licensed Product outside the Territory or inside the Territory outside the Field.

2.5 Non-Compete.

2.5.1. As a condition of this Agreement, and as a material inducement to Salix’s entry into this Agreement, Lupin covenants to Salix that, during [*], Lupin (or any successor or assign of Lupin) will not, and will not permit any of its Affiliates or Sublicensees (or any successor or assign of any such Affiliate or Sublicensee) to, research, Develop, market or sell in the Field in the Territory any Generally Competitive Product. If a court of competent jurisdiction determines that the restrictions set forth in this Section 2.5 are too broad or otherwise unreasonable under Applicable Law, including with respect to duration, geographic scope or space, the court is hereby requested and authorized by the Parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under Applicable Law. Each of the Parties hereto acknowledges, however, that (a) this Section 2.5 has been negotiated by the Parties, (b) the geographical and time limitations on activities are reasonable, valid and necessary in light of the circumstances pertaining to the Parties and necessary for the adequate protection of the Licensed Product, and (c) Salix would not have entered in this Agreement without the protection afforded it by this Section 2.5. Notwithstanding the foregoing, Lupin, its Affiliates and its Sublicensees shall not be precluded from [*], so long as Lupin uses commercially reasonable efforts (and in no event less than generally accepted efforts that are standard in the pharmaceutical industry) to [*].

2.5.2. Without limiting the provisions of Section 2.5.1, in the event Lupin (or any successor or assign of Lupin), or any of its Affiliates or (sub)licensees (or any successor or assign of any such Affiliate or (sub)licensee) shall research or Develop, or market or sell in the Field in the Territory any Generally Competitive Product, then Salix shall have the right, in its sole and absolute discretion,

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

by written notice delivered to Lupin (or its successor), to (a) terminate any or all provisions of this Agreement providing for any delivery by Salix to Lupin of Information relating to activities contemplated by this Agreement, save only for the provisions of Article 7, and (b) disband the JSC.

2.5.3. This Section 2.5 shall not apply to Lupin’s supply of Rifaximin into the Territory upon the termination of the API Agreement [*].

ARTICLE 3

DEVELOPMENT

3.1 Development of the Licensed Product in the Territory in the Field.

3.1.1. Development of the Licensed Product in the Territory in the Field after the Effective Date shall be conducted by Salix and Lupin in accordance with the Development Plan.

3.1.2. Except as may otherwise be agreed by the Parties, each Party shall bear all costs and expenses incurred by it in the performance of its Development activities hereunder.

3.1.3. Each of Salix and Lupin shall perform, or cause to be performed, any and all Development activities from time to time assigned to it under the Development Plan using its Commercially Reasonable Efforts and in accordance with Applicable Law.

3.2 Development Plan and Implementation. The Development of the Licensed Product in the Territory in the Field shall be conducted pursuant to a Development Plan, which as of the date of this Agreement consists of a set of principles and a preliminary timeline and is attached to this Agreement as Exhibit A (such plan, as amended from time to time, the “Development Plan”). Either Party may from time to time propose to the JSC for its consideration updates, amendments and modifications to the Development Plan; provided, that Salix shall propose an update to the Development Plan at least [*] per [*]. The Development Plan as updated, amended, progressed and modified from time to time by the JSC shall include the overall strategy and intended activities relating to the Development of the Licensed Product and in particular shall:

3.2.1. identify Development activities to be conducted and the anticipated timelines for such activities;

3.2.2. describe the clinical and regulatory strategy for the Licensed Product;

3.2.3. incorporate a manufacturing plan for the pre-clinical and clinical supplies of the Licensed Product to be provided by Lupin pursuant to Section 3.4;

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.2.4. incorporate a plan for scale up and commercial manufacture of the Licensed Product [*]; and

3.2.5. include such other matters as are from time to time appropriate to the Development of the Licensed Product.

3.3 Technology and Materials Transfer. From and after the Effective Date, (a) Lupin shall provide Salix with access to Lupin Know-How as the same may exist from time to time and such assistance in the transfer thereof from Lupin to Salix as Salix may reasonably request and (b) upon Salix’s request, the Parties shall coordinate the transfer from Lupin to Salix of those physical materials relating to the Licensed Product and the Development thereof reasonably requested by Salix.

3.4 Lupin and Salix Rights and Responsibilities. It is contemplated that from and after the Effective Date, all Clinical Trials and Post Approval Studies for the Licensed Product, wherever and by whomever conducted, shall be structured, where practicable, so as not to adversely affect Salix’s ability to obtain Regulatory Authorizations for the Licensed Product in the Territory, and Lupin agrees to [*] with respect to the Licensed Product for that purpose to the extent such [*] is permitted under Applicable Law. Without limiting the foregoing, within [*] ([*]) days after Lupin enters into any agreement with a Third Party [*], Lupin shall notify Salix in writing and the Parties, [*] shall thereafter use their respective commercially reasonable efforts to form a global steering committee (the “Global Steering Committee” or “GSC”), which shall serve as a forum to discuss global Development, Regulatory Authorization, Commercialization and other Exploitation of the Licensed Product in the Field outside the Territory.

3.5 Pre-Clinical and Clinical Supply Obligations.

3.5.1. Lupin shall, as and to the extent reasonably requested by Salix, supply reasonable quantities of pre-clinical and clinical requirements of the Licensed Product (to the extent such quantities can be produced at [*]), at [*] cost and expense, for use by Lupin and Salix in the Development of the Licensed Product as contemplated hereunder.

3.5.2. Lupin shall manufacture all Licensed Product delivered by it pursuant to Section 3.5.1 pursuant to GMP. [*] shall be [*] responsible for any costs associated with manufacturing upgrades necessary to ensure that its facilities used to Manufacture Licensed Product as contemplated by this Section 3.5 comply with GMP.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 4

COLLABORATION MANAGEMENT

4.1 Formation and Purpose of Joint Steering Committee.

4.1.1. Within fifteen (15) days after the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”), which shall oversee and coordinate the Development of, regulatory filings for, and other Exploitation of the Licensed Product in the Field in the Territory.

4.1.2. The JSC shall be composed of six (6) members, with an equal number of members appointed by each Party. Each member of the JSC shall be an employee of the respective Party or of an Affiliate of such Party with significant experience and responsibility for oversight of the Licensed Product. Either Party may substitute any of its representatives on the JSC by written notice to the other Party.

4.1.3. Salix shall appoint one of its representatives to serve as chairperson of the JSC (subject to the approval of Lupin, not to be unreasonably withheld). For clarity, the JSC shall at all times have a chairperson and the chairperson of the JSC shall at all times be an employee of Salix.

4.2 Specific Responsibilities of Joint Steering Committee. The JSC shall continuously monitor the progress of the Development Plan and the Commercialization Plan. Each Party shall provide updates regarding its progress on applicable aspects of the Development Plan and the Commercialization Plan no less than once per Calendar Quarter. The JSC shall provide status reports to the senior management of each of the Parties as appropriate, but also no less than once per Calendar Quarter. The Parties contemplate that the responsibilities of the Joint Steering Committee shall evolve during the course of the Parties’ relationship under this Agreement. In support of its responsibility for overseeing and coordinating the Development and Exploitation of the Licensed Product in the Territory, the JSC shall:

4.2.1. establish a strategy for the Development, Regulatory Authorization, Commercialization and other Exploitation of the Licensed Product in the Field in the Territory;

4.2.2. review and monitor the Development Plan and the implementation thereof, make recommendations to the Parties regarding updates, amendments and modifications to the Development Plan, and consider proposals of the Parties in respect of updates, amendments and modifications to the Development Plan;

4.2.3. review and monitor the Commercialization Plan and the implementation thereof, make recommendations to the Parties regarding updates, amendments and modifications to the Commercialization Plan, and consider proposals of the Parties in respect of updates, amendments and modifications to the Commercialization Plan;

4.2.4. review and make recommendations to the Parties regarding the conduct of Clinical Trials for additional indications for the Licensed Product and Post

Approval Studies for the Licensed Product (in each case in the Field and in the Territory) and amendments to the Development Plan in respect thereof;

4.2.5. review statistical analysis plans and protocols for, and monitor the progress of, all Clinical Trials and Post Approval Studies for the Licensed Product in the Field and in the Territory;

4.2.6. review and make recommendations to the Parties on all proposed product labeling, Drug Approval Applications and other filings with Regulatory Authorities with respect to Regulatory Authorizations for the Licensed Product in the Field and in the Territory;

4.2.7. review and make recommendations to the Parties on advertising and Promotional Materials and strategies and packaging designs for the Licensed Product in the Field and in the Territory;

4.2.8. facilitate the exchange of Development Information relating to all Clinical Trials and Post Approval Studies and Commercialization Information for the Licensed Product in the Field and in the Territory;

4.2.9. consider labeling issues and undertake coordination of labeling in the Territory so as to ensure such degree of consistency in labeling as the JSC deems to be desirable; and

4.2.10. perform such other functions as are expressly set forth in this Agreement or as the Parties may mutually agree in writing.

Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity. The JSC shall only have the responsibilities specifically set forth in this Agreement and shall not have any rights or responsibilities under the API Agreement [*].

4.3 Committees. The JSC may establish such other committees (each, including the JSC, a “Committee”) as it deems appropriate. Each Committee shall contain at least one Lupin representative and the chairperson of each such Committee shall be designated by Salix (subject to the approval of Lupin, not to be unreasonably withheld). For clarity, each such Committee shall have a chairperson at all times and the chairperson of each such Committee shall at all times be an employee of Salix. The JSC may delegate its powers to any such Committee, but no such Committee may have any powers that are not granted to the JSC pursuant to this Agreement.

4.4 Meetings and Procedures.

4.4.1. Each Committee shall meet at least once during each Calendar Quarter, or as otherwise agreed to by the Parties, at a location designated by the chairperson of such Committee. The chairperson of each Committee shall be responsible

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

for calling meetings and preparing and circulating an agenda in advance of each meeting of each Committee.

4.4.2. The chairperson of each Committee shall be responsible for preparing and issuing minutes of each meeting within thirty (30) days thereafter. Minutes shall be deemed approved unless any member of the Committee objects in writing to the accuracy of such minutes within seven (7) days of receipt of the minutes. In the event that any such objection is not resolved by mutual agreement of the Parties, such minutes shall be amended to reflect such unresolved dispute.

4.4.3. Each Committee shall have the right to adopt such standing rules as shall be necessary for its work to the extent that such rules are not inconsistent with this Agreement.

4.4.4. A quorum of a Committee shall exist whenever there is present at or participating in a meeting at least one (1) representative appointed by each Party.

4.4.5. Members of a Committee may, at each such member’s option, attend a meeting either in person or by telephone, video conference or similar means in which each participant can hear what is said by, and be heard by, the other participants and the chairperson of the Committee shall make appropriate arrangements accordingly. Representation by proxy shall be allowed. Employees or consultants of either Party that are not members of a Committee may attend any meeting of such Committee; provided, however, that such attendees (a) shall not vote or otherwise participate in the decision-making process of such Committee and (b) are bound by obligations of confidentiality and non-disclosure equivalent to those set forth in Article 10.

4.4.6. A Committee shall take action by consensus of the members present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by the chairperson of such Committee and one (1) representative of Lupin on such Committee.

4.4.7. If a Committee other than the JSC cannot, or does not, reach consensus on an issue within its jurisdiction, then the dispute shall be referred to the JSC for resolution and a special meeting of the JSC may be called for such purpose.

4.4.8. If the JSC cannot, or does not, reach consensus on an issue within its jurisdiction, including any dispute arising in another Committee and referred to the JSC pursuant to Section 4.4.7, [*].

4.4.9. Notwithstanding the provisions of Section 4.4.8, neither any Committee nor [*] may, without Lupin’s written consent in accordance with the provisions of Section 14.9, act to impose on Lupin any new obligation to perform

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

research, Development, Manufacture or other activities as to which Salix has not agreed in writing to reimburse Lupin for all costs that may be incurred by Lupin in performing such new activities or that would increase Lupin’s time commitments or responsibilities under this Agreement, or reduce or abridge Salix’s obligations hereunder.

4.5 Limitations on Authority. Each Party shall retain the rights, powers and discretion granted to it under this Agreement, and no such rights, powers or discretion shall be delegated to or vested in a Committee unless the Parties expressly so agree in writing. No Committee shall have the power to amend, modify or waive compliance with this Agreement, which may only be amended or modified as provided in Section 14.9 or compliance with which may only be waived as provided in Section 14.12. No Committee shall have the power to determine compliance with this Agreement.

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Responsibilities.

5.1.1. Subject to the Development Plan, as between the Parties, [*] shall have [*] responsibility and authority for

(a) the implementation of Clinical Trials and related Development activities that are conducted in support of Regulatory Authorizations for the Licensed Product or Commercialization of the Licensed Product in the Field and in the Territory,

(b) obtaining and maintaining Regulatory Authorizations for the Licensed Product in the Field in the Territory, including all regulatory filings and applications for relevant Regulatory Authorizations, and

(c) other communications with Regulatory Authorities in regard to the Development and Commercialization of the Licensed Product in the Field in the Territory, including (i) all correspondence submitted to Regulatory Authorities related to the design, conduct or results of non-clinical trials and Clinical Trials for the Licensed Product, (ii) except as otherwise contemplated by this Agreement [*], all correspondence submitted to Regulatory Authorities related to the Manufacture of the Licensed Product, (iii) all pricing and reimbursement approval proceedings relating to the Exploitation of any the Licensed Product, (iv) all drug naming approval proceedings, and (v) all proposed Product Labeling.

Nothing in this Section 5.1.1 shall limit Lupin’s authority and responsibility as set forth in [*] over the Manufacture of the Licensed Product.

5.1.2. Subject to Article 13, all Regulatory Authorizations and related submissions relating to the Licensed Product in the Field in the Territory shall be the property of Salix and held in the name of Salix; provided that, except as may be otherwise required by Applicable Law or in respect of any Regulatory Authorization relating to the Licensed Product in the Field in the Territory, any Regulatory Filings in

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

support of Lupin’s Manufacture of the Licensed Product (including Lupin’s Drug Master File) shall be the property of Lupin and held in the name of Lupin.

5.2 Regulatory Data. Each Party shall provide the other Party on a timely basis with access to all material pre-clinical data and Clinical Data compiled in support of a Drug Approval Application or other regulatory filings with respect to the Licensed Product, when and as such pre-clinical data or Clinical Data become available. Without limiting the foregoing, Lupin shall, within ten (10) days of the Effective Date, provide to Salix, in such form and format as Salix may reasonably request, (a) copies of all correspondence, as of the Effective Date, to and from the FDA that relates to Rifaximin (other than the closed portion of the Drug Master File and correspondence related thereto) and (b) all pre-clinical data and Clinical Data arising from or relating to Clinical Study Report Study Number: [*]

5.3 Rights of Reference; Consideration.

5.3.1. Lupin will be provided, without additional consideration except as provided in Section 5.3.2, with rights to cross reference, file or incorporate by reference any data or documentation used in support of regulatory filings by Salix, including any technical documentation prepared by or on behalf of Salix in accordance with Applicable Law, including Directive 93/42/EEC, as and to the extent necessary or useful to support any applications for regulatory certificates or approvals that Lupin or its licensees may make in respect of the Licensed Product outside the Territory or in the Territory outside of the Field.

5.3.2. In consideration of the rights extended to it pursuant to Section 5.3.1, Lupin agrees that in the event it enters into an agreement with one or more Third Parties to Exploit the Licensed Product, Salix shall be entitled to deduct from royalties it would otherwise owe to Lupin pursuant to Section 7.2 an amount equal to the lesser of (a) [*] percent ([*]%) of (i) any (A) [*]], (B) [*]), and (C) [*], in each case ((A), (B) and (C)) paid to Lupin by such Third Party under such agreement, and (ii) any [*] and paid to Lupin by such Third Party under such agreement in respect of sales of the Licensed Product made by such Third Party (collectively, “Third Party License Payments”)] and (b) [*] percent ([*]%) of the amount of [*] with any excess beyond such [*] percent ([*]%) amount to be [*]. In the event Lupin enters into any agreement described in the preceding sentence, then within thirty (30) days after the end of the second Calendar Quarter of each Calendar Year and the end of each Calendar Year, Lupin shall provide to Salix detailed information regarding all Third Party License Payments paid to Lupin by such Third Party under such agreement in the preceding two (2) Calendar Quarters. Lupin shall, and shall cause its licensees and its and their respective Affiliates to, keep complete and accurate financial books and records that, in reasonable detail, fairly reflect any Third Party License Payments paid to Lupin by such Third Party under such agreement in conformity with GAAP and this Agreement. Such books and records shall be retained by Lupin, its licensees and its and their respective Affiliates until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Such books and records shall be subject to audit in accordance with the procedures set forth in Section 14.18. Payments made or to be made by Lupin to Salix pursuant to this Section 5.3.2 shall be made in accordance with the provisions of Sections 7.3 and 7.4 mutatis mutandis and Section 14.18.

ARTICLE 6

COMMERCIALIZATION

6.1 In General. As between the Parties, Salix shall have the sole right and obligation to Commercialize the Licensed Product in the Field in the Territory at [*] cost and expense in accordance with this Agreement. Without limiting the foregoing, Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to use Commercially Reasonable Efforts to Commercialize the Licensed Product in the Field in the Territory following the receipt of all Regulatory Authorizations necessary for commercial sale of the Licensed Product in the Territory. For purposes of this Section 6.1, Salix’s Commercially Reasonable Efforts shall include at least the efforts set forth on Schedule 6.1.

6.2 Commercialization Plan in the Territory in the Field.

6.2.1. Plan Contents. The Commercialization of the Licensed Product in the Field in the Territory shall be conducted pursuant to a comprehensive multi-year plan to be prepared by Salix pursuant to Section 6.2.2 (such plan, as amended from time to time, the “Commercialization Plan”), which plan shall be consistent with Salix’s obligations set forth in Section 6.1. Without limiting the generality of the foregoing, the Commercialization Plan shall set forth the Promotion efforts, including the positioning of the Licensed Product in the detailing of physicians or other health care professionals and the type and level of other sales force activities to be performed by Salix in furtherance of the Commercialization Plan. The Commercialization Plan shall further set forth quarterly spending commitments and timelines for meeting Commercialization goals proposed by the JSC.

6.2.2. Preparation and Update of Commercialization Plan. Within [*] ([*]) days after data resulting from the completion of the first Phase III Clinical Trial is finalized or by a date otherwise agreed to by the Parties, Salix shall provide to Lupin a preliminary Commercialization Plan. Thereafter, Salix shall propose to the JSC amendments and updates to the Commercialization Plan as and when necessary to reflect any changes to the overall strategy or intended activities relating to the Commercialization of the Licensed Product in the Field in the Territory, but no less than once every Calendar Quarter.

6.3 Pricing. Salix may in its sole discretion establish the retail price and any discount strategies for the Licensed Product in the Territory; provided, however, that Salix, its Affiliates and their respective Sublicensee(s) shall not, [*].

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

6.4 Compliance with Applicable Law. Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, comply with all Applicable Laws with respect to the Commercialization of the Licensed Product pursuant to this Article 6.

ARTICLE 7

CONSIDERATION

7.1 Payments to Lupin. In partial consideration of the licenses and other rights granted herein, Salix shall make the following payments to Lupin:

7.1.1. Up-Front Payment. Salix shall pay a one-time nonrefundable patent license fee in the amount of five million Dollars ($5,000,000) within ten (10) days of the Effective Date of this Agreement.

7.1.2. Milestone Payments. Salix shall pay Lupin the milestone payments set forth on Schedule 7.1.2, on achievement by Salix or any of its Affiliates or Sublicensees of each of the milestones set forth on Schedule 7.1.2 during the term of this Agreement, within (30) days after the achievement of the relevant milestone. Salix shall notify Lupin promptly of any determination, completion or approval that would trigger a payment by Salix to Lupin under this Section 7.1.2 and the amount of the payment required and shall pay such amount as provided herein.

7.2 Royalties.

7.2.1. In General. Subject to Sections 7.2.2 and 7.2.3, Salix shall pay to Lupin a royalty of [*] percent ([*]%) of Net Sales of the Licensed Product.

7.2.2. Royalty Term. Salix’s obligations to pay royalties under Section 7.2.1 shall terminate with respect to the Licensed Product upon the earlier of (a) the date of the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in the Territory of a product that is approved by a Regulatory Authority and constitutes a Prescription Competitive Product in respect of such Licensed Product and (b) the later of (i) the [*] ([*]) anniversary of the First Commercial Sale of such Licensed Product in the Territory and (ii) the first date on which there is no longer (A) a Lupin Patent or Lupin Improvement Patent that includes at least one Valid Claim in the Territory or (B) any Data Exclusivity with respect to such Licensed Product in the Territory. Upon termination of the royalty obligations of Salix under Section 7.2.1 with respect to the Licensed Product, the license grants to Salix in Section 2.1 in respect of such Licensed Product shall become non-exclusive and fully paid-up with respect to such Licensed Product in the Territory. Following any termination of Salix’s obligation to pay royalties under Section 7.2.1, Salix shall only be responsible for any royalty payments based on Net Sales that occurred prior to the effective date of such termination.

7.2.3. Royalty Step-Down. The royalties payable pursuant to Section 7.2.1 shall be reduced by [*] ([*]) (a) during any period in which there are no

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

Valid Claims of any Lupin Patent or Lupin Improvement Patent that would be infringed by the Exploitation of such Licensed Product in the Territory in the absence of the license grants hereunder or (b) if, following the first commercial sale (by a Person other than Salix or its Sublicensees or any of its or their respective Affiliates) in the Territory of a Non-Prescription Competitive Product, (i) aggregate commercial sales of units of the Licensed Product decline on a Calendar Quarter-by-Calendar Quarter basis, based on data generated by IMS International (or if such data is not available, another reliable data source that is mutually agreed by the Parties by mutual written consent), for [*] ([*]) or more consecutive Calendar Quarters during the first [*] ([*]) years following such first commercial sale of a Non-Prescription Competitive Product and (ii) such decline in commercial sales of units of the Licensed Product over [*] ([*]) consecutive Calendar Quarters in the aggregate is at least [*] percent ([*]%).

7.2.4. Royalty Payments. Running royalties shall be payable on a quarterly basis, within thirty (30) days after the end of each Calendar Quarter, based upon the aggregate Net Sales in the Field in the Territory during such Calendar Quarter. Notwithstanding the foregoing, (a) if at the end of a given Calendar Year, the royalty statement described in Section 7.2.5 shows that Salix has overpaid royalties for any Calendar Quarter during such Calendar Year, then at Salix’s option, (i) Salix shall have the right to deduct the amount of such overpayment from its royalty payment otherwise due to Lupin for the fourth Calendar Quarter of such Calendar Year, or (ii) Lupin shall reimburse to Salix the amount of such overpayment within thirty (30) days after receipt of the royalty payment or royalty statement for the fourth Calendar Quarter of such Calendar Year, and (b) if at the end of a Calendar Year, the royalty statement described in Section 7.2.5 shows that Salix has underpaid royalties for any Calendar Quarter during such Calendar Year, then Salix shall pay to Lupin the amount of such underpayment together with its royalty payment for the fourth Calendar Quarter of such Calendar Year. Royalties shall be calculated in accordance with GAAP and with the terms of this Article 7. Only one royalty payment shall be due on Net Sales even though the sale or use of the Licensed Product may be covered by more than one Patent or item of Lupin Know-How in the Territory.

7.2.5. Royalty Statements. Each royalty payment hereunder shall be accompanied by a statement in sufficient detail to allow for the calculation of royalties due hereunder, including by showing at a minimum, for the applicable Calendar Quarter and, in respect of the royalty statement for the fourth Calendar Quarter of each Calendar Year, the Calendar Year: (a) Invoiced Sales and Net Sales for the relevant period, (b) the number of units of Licensed Product sold during the relevant period, (c) a detailed breakdown of any deductions from the Invoiced Sales to obtain Net Sales, (d) the amount of royalties due on such Net Sales, and (e) the information set forth under clauses (a) through (d) of this Section 7.2.5, disaggregated by Sublicensee.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.2.6. Sublicense Revenue. For the avoidance of doubt, any and all Net Sales by Sublicensees shall be [*] Net Sales calculations for purposes of this Section 7.2 and Salix shall [*].

7.3 Mode of Payment. All payments to Lupin under this Agreement shall be made by deposit of Dollars in the requisite amount to such bank account as Lupin may from time to time designate by notice to Salix.

7.4 Taxes. The royalties, milestones and other amounts payable by Salix to Lupin pursuant to this Agreement (“Payments”) shall not be reduced on account of any taxes unless required by Applicable Law. Lupin alone shall be responsible for paying any and all taxes (other than withholding taxes required by Applicable Law to be paid by Salix) levied on account of, or measured in whole or in part by reference to, any Payments it receives. Salix shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if Lupin is entitled under any applicable tax treaty to a reduction of rate of, or the elimination of, applicable withholding tax, it may deliver to Salix or the appropriate governmental authority (with the assistance of Salix to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve Salix of its obligation to withhold tax, and Salix shall apply the reduced rate of withholding, or dispense with withholding, as the case may be, provided that Salix has received evidence, in a folio reasonably satisfactory to Salix, of Lupin’s delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Salix withholds any amount, it shall pay to Lupin the balance when due, make timely payment to the proper taxing authority of the withheld amount and send to Lupin proof of such payment within ten (10) days following such payment. Salix shall be responsible for any sales or other similar tax that Lupin may be required to collect with respect to the Payments.

7.5 Financial Records. Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, keep complete and accurate financial books and records pertaining to the Invoiced Sales (including any deductions therefrom) and Net Sales of Licensed Product in sufficient detail to calculate the royalties and other amounts payable under this Agreement. Such books and records shall be retained by Salix, its Sublicensees and its and their Affiliates, until the later of (a) three (3) years after the end of the period to which such books and records pertain and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1 Ownership of Intellectual Property.

8.1.1. Existing Rights. Each Party shall remain the sole owner of any and all intellectual property rights, including any ownership or property rights in materials, owned by it at the Effective Date.

8.1.2. Ownership of Improvements.

(a) Improvements which are made or generated exclusively by or on behalf of Lupin, its Sublicensees or its or their respective Affiliates (“Lupin Improvements”) will be owned by Lupin.

(b) Improvements which are made or generated exclusively by or on behalf of Salix, its Sublicensees or its or their respective Affiliates (“Salix Improvements”) will be owned by Salix.

(c) As between the Parties, the Parties shall each own an equal, undivided interest in Improvements which are made or generated jointly by or on behalf of Lupin (or its licensees or Sublicensees or any of its or their respective Affiliates), on the one hand, and Salix (or its Sublicensees or any of its or their respective Affiliates), on the other hand, under or in connection with the research, Development, Commercialization or other Exploitation of the Licensed Product under this Agreement (“Joint Improvements”). Subject to Article 13 and the licenses granted under Sections 2.1 and 2.4, Lupin shall have the right to Exploit the Joint Technology outside the Territory or inside the Territory outside the Field without a duty of accounting to Salix; and Salix shall have the right to Exploit the Joint Technology in the Territory in the Field without a duty of accounting to Lupin. Except as contemplated by the preceding sentence, neither Party shall have the right to Exploit Joint Technology without the written consent of the other Party. For those countries where a specific license is required to be granted by a Joint Technology owner to the other Joint Technology owner in order for the other Joint Technology owner to practice such Joint Technology in such countries, (i) Lupin shall, and does hereby, grant to Salix an non-exclusive, fully paid-up license to Lupin’s right, title and interest in and to all Joint Technology to Exploit the Licensed Product in the Territory in the Field and (ii) Salix shall, and does hereby, grant to Lupin a non-exclusive, fully paid-up license to Salix’s right, title and interest in and to all Joint Technology to Exploit the Licensed Product outside the Territory or inside the Territory outside the Field.

(d) Each Party shall promptly disclose to the other Party in writing, and shall cause its Affiliates, licensees and Sublicensees to so disclose, the development, making, conception or reduction to practice of any Improvement. Without limiting the provisions of the preceding sentence, at least once during every Calendar Quarter during the term of this Agreement, each Party shall deliver to the other a written report describing any and all Improvements generated or developed by it, its Affiliates or, as relevant, its Sublicensees or their Affiliates during the relevant period or, if such is the case, stating that no Improvements were so generated or developed.

8.1.3. United States Law. The determination of whether Improvements are conceived, discovered, developed or otherwise made by a Party for the purpose of allocating proprietary rights (including Patent, copyright or other intellectual property rights) therein, shall, for purposes of this Agreement, be made in accordance with applicable law in the United States. In the event that United States law does not apply to the conception, discovery, development or making of any Improvement hereunder, each Party shall, and does hereby, assign, and shall cause its Affiliates and Sublicensees to so assign, to the other Party, without additional compensation, such right, title and interest in and to any Improvements as well as any intellectual property rights with respect thereto, as is necessary to fully effect ownership as contemplated by Section 8.1.2.

8.2 Maintenance and Prosecution of Patents.

8.2.1. Lupin Patents, Lupin Improvement Patents, and Joint Platform Patents.

(a) Lupin shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Lupin Patents, Lupin Improvement Patents, and Joint Platform Patents and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that (i) Lupin shall keep Salix reasonably informed in respect of its actions under this Section 8.2.1 and (ii) Lupin shall solicit and reasonably consider any Salix proposals in respect of Lupin’s actions under this Section 8.2.1 and Lupin shall make commercially reasonable efforts not to take any positions that would adversely affect the position of any such Patent in the Territory; provided, however, if Lupin plans to abandon any such Patent, Lupin shall notify Salix in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prosecute or maintain such Patent, and Salix may elect, upon written notice within such ninety (90) day period to Lupin, to make such payment or take such action (i) in respect of the Territory, for all actions, and (ii) in any country outside the Territory in which Rifaximin or the Licensed Product is being manufactured, for any action relating to Rifaximin or the Licensed Product, in each case ((i) and (ii) of this second proviso clause) at [*] expense and in Lupin’s name, and Lupin shall reasonably cooperate with Salix in connection with such maintenance activities. If Lupin so choses, Lupin may, at [*] cost and expense, assign all of Lupin’s right, title and interest to any Lupin Patent, Lupin Improvement Patent or Joint Platform Patent to Salix, after which assignment the enforcement of such Lupin Patent, Lupin Improvement Patent or Joint Platform Patent shall be governed by the provisions of Section 8.3.3 and Lupin shall have no obligation to enforce, or to incur any expense in connection with the enforcement, of such Lupin Patent, Lupin Improvement Patent or Joint Platform Patent.

(b) Except as expressly permitted in this Section 8.2.1, Salix shall have no right to prepare, file, prosecute or maintain any Lupin Patent, any Lupin Improvement Patent or any Joint Platform Patent.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.2.2. Salix Patents and Certain Joint Patents. Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Salix Patents and Joint Patents other than Joint Platform Patents and Joint Product Patents and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Salix shall keep Lupin reasonably informed in respect of its actions under this Section 8.2.2; provided, however, if Salix plans to abandon any such Patent, Salix shall notify Lupin in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patents, and Lupin may elect, upon written notice within such ninety (90) day period to Salix, to make such payment or take such action, at [*] expense and in Salix’s name, and Salix shall reasonably cooperate with Lupin in connection with such maintenance activities. Except as expressly permitted in this Agreement, Lupin shall have no right to prepare, file, prosecute or maintain any Salix Patent or any Joint Patent other than Joint Platform Patents and Joint Product Patents.

8.2.3. Joint Product Patents.

(a) Salix shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Joint Product Patents in the Territory and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Salix shall keep Lupin reasonably informed in respect of its actions under this Section 8.2.3(a); provided, however, if Salix plans to abandon any such Patent in the Territory during the term of this Agreement, Salix shall notify Lupin in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patents in the Territory, and Lupin may elect, upon written notice within such ninety (90) day period to Salix, to make such payment or take such action, at Lupin’s expense and in Salix’s name, and Salix shall reasonably cooperate with Lupin in connection with such maintenance activities. Except as expressly permitted in this Agreement, Lupin shall have no right to prepare, file, prosecute or maintain any Joint Product Patents in the Territory.

(b) Lupin shall have the first right, but not the obligation, to prepare, file, prosecute and maintain Joint Product Patents outside the Territory and shall be responsible for related interference, re-issuance, re-examination and opposition proceedings; provided that Lupin shall keep Salix reasonably informed in respect of its actions under this Section 8.2.3(b); provided further that Lupin shall take no action that Salix determines in its sole and absolute discretion would adversely affect the position of any such Patent in the Territory; provided, however, if Lupin plans to abandon any such Patent in any country outside the Territory during the term of this Agreement, Lupin shall notify Salix in writing at least ninety (90) days in advance of the due date of any payment or other action that is required to prepare, file prosecute or maintain such Patents outside the Territory, and Salix may elect, upon written notice within such ninety (90) day period to Lupin, to make such payment or take such action, at [*] expense and in Lupin’s name, and Lupin shall reasonably cooperate with Lupin in connection with such maintenance activities. If Lupin so choses, Lupin may, at [*] cost and expense, assign all of Lupin’s right, title and interest to any Joint Product Patent to Salix, after which assignment the enforcement of such Joint Product Patent shall be governed by the provisions of Section 8.3.3

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

and Lupin shall have no obligation to enforce, or to incur any expense in connection with the enforcement, of such Joint Product Patent. Except as expressly permitted in this Agreement, Salix shall have no right to prepare, file, prosecute or maintain any Joint Product Patents outside the Territory.

8.3 Enforcement of Patents.

8.3.1. Notice. If any Lupin Patent, any Lupin Improvement Patent, any Salix Patent or any Joint Patent is allegedly or actually infringed by a Third Party in a manner relating to this Agreement, the Party first having knowledge of such infringement shall promptly notify the other Party in writing. The notice shall set forth the facts of that infringement in reasonable detail.

8.3.2. Lupin Patents, Lupin Improvement Patents and Joint Platform Patents.

(a) Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to control the prosecution of any infringement described in Section 8.3.1 relating to the Lupin Patents, the Lupin Improvement Patents and the Joint Platform Patents or, subject to the provisions of this Section 8.3.2, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities; provided, however, that Lupin shall be obligated, at Salix’s request and expense, to prosecute any infringement described in Section 8.3.1 in respect of the Lupin Platform Patent in the event that such Patent is the only Orange Book-listed Patent in respect of the Licensed Product. In the event that Lupin is obligated to enforce the Lupin Platform Patent as described above, Lupin shall solicit and reasonably consider Salix’s proposals in respect of litigation strategy and expenditures. If Lupin does not initiate an infringement action within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Salix in writing of its intent not to so initiate an action, and Lupin has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Salix shall have the right, but not the obligation, to bring such an action (i) in the Territory in respect of the Lupin Product Patent, and (ii) in any country outside the Territory in which Rifaximin or the Licensed Product is being manufactured; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.2 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

(b) Notwithstanding the foregoing clause (a) (but subject to Lupin’s obligation to enforce the Lupin Platform Patent as described therein), Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 relating to Orange Book-listed Lupin Product Patents, Lupin Patents and Lupin Improvement Patents or, subject to the provisions of this Section 8.3.2, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. If Salix does not initiate an infringement action within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Lupin in writing of its intent not to so initiate an action, and Salix has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Lupin shall have the right, but not the obligation, to bring such an action; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.2 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.3. Salix Patents and Certain Joint Patents. Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 relating to the Salix Patents or Joint Patents other than Joint Platform Patents and Joint Product Patents or, subject to the provisions of this Section 8.3.3, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.3 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.4. Joint Product Patents.

(a) Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the prosecution of any infringement described in Section 8.3.1 in the Territory relating to the Joint Product Patents or, subject to the provisions of this Section 8.3.4, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.4 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed. If Salix does not initiate an infringement action within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the infringement, or earlier notifies Lupin in writing of its intent not to so initiate an action, and Salix has not granted such infringing Third Party rights and licenses to continue its otherwise infringing activities, then Lupin shall have the right, but not the obligation, to bring such an action; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to control the prosecution of any infringement described in Section 8.3.1 in any country outside the Territory relating to the Joint Product Patents or, subject to the provisions of this Section 8.3.4, to grant the infringing Third Party adequate rights and licenses necessary for continuing such activities. No settlement or consent judgment or other voluntary final disposition of a suit under this Section 8.3.4 may be entered into without the joint consent of Lupin and Salix, such consent not to be unreasonably withheld or delayed.

8.3.5. Enforcement Procedure. In the event a Party is entitled to and brings an infringement action in accordance with this Section 8.3, the other Party shall cooperate fully, including furnishing of a power of attorney, being joined as a party plaintiff in such action, providing access to relevant documents and other evidence and making its employees available at reasonable business hours. If a Party pursues an action against such alleged infringement, it shall consider in good faith any comments from the other Party and shall keep the other Party reasonably informed of any steps taken to preclude such infringement.

8.3.6. Costs and Recovery. Each Party shall [*] relating to any enforcement action commenced pursuant to this Section 8.3. Any damages or other amounts collected shall be [*]. Any remainder after such reimbursement is made shall be [*] under this Agreement with respect to the Licensed Product.

8.4 Infringement Claims by Third Parties.

8.4.1. Defense of Third Party Claims. If a Third Party asserts that a Patent or other intellectual property right (other than Trademarks, which shall be governed by Section 8.7) owned or controlled by it is infringed by the Exploitation of the Licensed Product, the Party first obtaining knowledge of such a claim shall immediately provide the other Party notice of such claim along with the related facts in reasonable detail. Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to control the defense of any such claim in the Territory and Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to control the defense of any such claim outside the Territory. If the Party with primary responsibility for defense under this Section 8.4.1 does not accept control of the defense of such claim within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the claim, or earlier notifies the other Party in writing of its intent not to so assume control of such defense, then the other Party shall have the right, but not the obligation, to defend against such claim; provided, however, that the non-controlling Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

8.4.2. Settlement of Third Party Claims. The Party that controls the defense of a given claim shall also have the right to control settlement of such claim; provided, however, that (a) no settlement shall be entered into by such controlling Party without the prior written consent of the non-controlling Party if such settlement would adversely affect or diminish the rights and benefits of the non-controlling Party under this Agreement, impose any new obligations or adversely affect any obligations of the non-controlling Party under this Agreement, or adversely affect the validity or enforceability of the Patents or other intellectual property rights of such non-controlling Party and (b) the controlling Party shall not be entitled to settle any such Third Party claim by granting a license or covenant not to sue under or with respect to the non-controlling Party’s intellectual property rights without the prior written consent of the non-controlling Party.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

8.4.3. Allocation of Costs. Each Party shall bear its own costs and expenses relating to any defense pursuant to this Section 8.4. Any damages or other amounts collected shall be first allocated to reimburse the Party that has exercised its right to control the defense of the claim for its costs and expenses in making such recovery, and second to reimburse the other Party for its costs and expenses in making such recovery. Any remainder after such reimbursement is made shall be allocated between the Parties to reflect the economic interests of the Parties under this Agreement with respect to the Licensed Product.

8.4.4. Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.4, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware shall assist the other Party in responding to any such action, claim or suit.

8.5 Invalidity or Unenforceability Defenses or Actions.

8.5.1. Third Party Defense or Counterclaim. If a Third Party asserts, as a defense or as a counterclaim in any infringement action under Section 8.3, that any Lupin Patent, Lupin Improvement Patent, Salix Patent, or Joint Patent is invalid or unenforceable, then the Party pursuing such infringement action shall promptly give written notice to the other Party. With respect to the Lupin Patents, the Lupin Improvement Patents, and the Joint Platform Patents, Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to respond to such defense or defend against such counterclaim (as applicable) and, if Salix (or its Sublicensees or any of its or their respective Affiliates) is pursuing the applicable infringement action under Section 8.3, Salix (or its Sublicensees or any of its or their respective Affiliates) shall allow Lupin to control such response or defense (as applicable). With respect to the Salix Patents and the Joint Patents other than the Joint Platform Patents, Salix shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to respond to such defense or defend against such counterclaim (as applicable) and, if Lupin is pursuing the applicable infringement action under Section 8.3, Lupin shall allow Salix to control such response or defense (as applicable). Any costs and expenses with respect to such response or defense against such counterclaim shall be borne by the Party controlling such response or defense. If either Party (and such Party’s licensors, to the extent permitted by its agreements therewith, and Sublicensees, if any) determines not to assume or fails to assume such defense within relevant timeframes, the other Party shall, at its sole cost and expense, have the right to defend against such action or claim; provided, however, that such other Party shall obtain the written consent of Lupin, with respect to the Lupin Patents, the Lupin Improvement Patents and the Joint Patents, or Salix, with respect to the Salix Patents and the Joint Patents, prior to ceasing to defend, settling or otherwise compromising any such action or claim, such consent not to be unreasonably withheld or delayed.

8.5.2. Third Party Declaratory Judgment or Similar Action. If a Third Party asserts, in a declaratory judgment action or similar action or claim filed by such Third Party, that any Lupin Patent, Lupin Improvement Patent, Salix Patent, or Joint Patent is invalid or unenforceable, then the Party first becoming aware of such action or claim shall promptly give written notice to the other Party. With respect to the Lupin Patents, the Lupin Improvement Patents, and the Joint Platform Patents, Lupin shall have the first right, but not the obligation, through counsel reasonably acceptable to Salix, to defend against such action or claim. With respect to the Salix Patents and the Joint Patents other than the Joint Platform Patents, Salix (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, through counsel reasonably acceptable to Lupin, to defend against such action or claim. Any costs and expenses with respect to such defense shall be borne by the Party controlling such response or defense. If either Party determines not to assume such defense or fails to assume such defense within ninety (90) days (or twenty-five (25) days in the case of an action brought under the Hatch-Waxman Act or within the timeframe of any other relevant regulatory or statutory framework that may govern) of learning of the action, the other Party shall, at its sole cost and expense, have the right to defend against such action or claim; provided, however, that such other Party shall obtain the written consent of Lupin, with respect to the Lupin Patents, the Lupin Improvement Patents, or the Joint Patents, or Salix, with respect to the Salix Patents or the Joint Patents, prior to ceasing to defend, settling or otherwise compromising any such action or claim, such consent not to be unreasonably withheld or delayed.

8.5.3. Assistance. Each Party shall provide to the other Party all reasonable assistance requested by the other Party in connection with any action, claim or suit under this Section 8.5, at the requesting Party’s expense, including allowing such other Party access to the assisting Party’s files and documents and to the assisting Party’s personnel who may have possession of relevant information. In particular, the assisting Party shall promptly make available to the other Party all information in its possession or control that it is aware would assist the other Party in responding to any such action, claim or suit.

8.6 Third Party Licenses. If the Exploitation of Licensed Product by Salix, its Sublicensees or any of its or their respective Affiliates hereunder infringes or misappropriates any Patent or other intellectual property right of a Third Party in the Territory, such that Salix, its Sublicensees or any of its or their respective Affiliates cannot Exploit the Licensed Product in the Territory as permitted hereunder without infringing the Patent or intellectual property right of such Third Party, then Salix (or its Sublicensees or any of its or their respective Affiliates) shall have the first right, but not the obligation, to take the lead in negotiating the terms of an appropriate license from such Third Party, provided that if Salix (or its Sublicensees or any of its or their respective Affiliates) does not take such lead, then Lupin may do so; provided further, that the negotiating Party shall obtain the written consent of such other Party prior to entering into any such license, such consent not to be unreasonably withheld or delayed. Irrespective of the Party that actually obtains such license, Salix shall be entitled to deduct from royalties it would otherwise owe to Lupin pursuant to Section 7.2 an amount equal to the lesser of (a) [*]

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

percent ([*]%) of the amount of (i) any (A) [*] (including [*]), (B) [*] (including [*]), and (C) [*], in each case ((A), (B) and (C)) due under any such license and (ii) any [*], in each case ((i) and (ii)) to the extent payable to such Third Party in consideration for rights [*] and (b) [*] percent ([*]%) of the amount of [*] such [*] percent ([*]%) amount to be [*]; provided that, notwithstanding the foregoing, Salix shall have no right to any such deduction with respect to [*].

8.7 Product Trademarks.

8.7.1. Ownership of Product Trademarks. Subject to Article 13, as between the Parties, [*] shall own and retain all right, title and interest in and to the Product Trademarks.

8.7.2. Maintenance, Prosecution and Enforcement of Product Trademarks. As between the Parties, [*] (or its Sublicensees or any of its or their respective Affiliates) shall control the registration, prosecution, maintenance, enforcement and defense of the Product Trademarks.

8.8 Certain Matters. Notwithstanding any provision in this Agreement to the contrary, Salix shall have no right to (a) prepare, file, prosecute and/or maintain any Lupin Patent, Lupin Improvement Patent, Joint Platform Patent or Joint Product Patent outside the Territory, except in strict accordance with the provisions of Sections 8.2.1 and 8.2.3(b), as applicable, and/or (b) to control the prosecution of any infringement relating to any Lupin Patent, Lupin Improvement Patent, Joint Platform Patent, and/or Joint Product Patent outside the Territory, except in strict accordance with the provisions of Sections 8.3.2 and 8.3.4, as applicable, including the initiation of such right by the delivery of applicable notice by Lupin, and, in all cases, Lupin shall cooperate reasonably with Salix, and Salix shall keep Lupin reasonably informed in connection with such activities.

ARTICLE 9

ADVERSE EVENT REPORTING; RECALLS AND WITHDRAWALS

9.1 Adverse Event Reporting.

9.1.1. Complaints. Salix shall maintain a record of any and all complaints it receives with respect to the Licensed Product and shall notify Lupin in reasonable detail of any complaint received by it within five (5) days after the event.

9.1.2. Adverse Event Reporting. Salix shall be responsible for reporting Adverse Events in the Field in the Territory to the Regulatory Authorities pursuant to Applicable Law and shall provide a copy of any such reports to Lupin within five (5) days of making any such report. Lupin shall provide Salix with all information in its possession necessary for Salix to comply with its pharmacovigilance responsibilities in the Territory. The Parties’ costs incurred in connection with receiving, recording, reviewing, communicating, reporting and responding to Adverse Events in the Field in the Territory shall be borne by Salix.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

9.1.3. Drug Safety Information. Salix shall have the sole right to create and maintain a master drug safety database which shall cross-reference any Adverse Event relating to the Licensed Product occurring in the Territory. Salix shall be the sole owner of this master drug safety database. Lupin shall submit to Salix all data collected by it with respect to Adverse Events relating to the Licensed Product in accordance with such timelines as may be imposed by Applicable Law and otherwise promptly. Notwithstanding the foregoing, the Parties acknowledge and agree that Lupin is responsible for creating a similar database for Adverse Events outside the Territory and the Parties shall cooperate in providing data for both databases.

9.2 Recalls and Withdrawals. In the event that any Regulatory Authority issues or requests a recall, stop sale, field correction or market withdrawal or takes similar action (collectively, “Recalls”) in connection with the Licensed Product or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a Recall of the Licensed Product, the Party notified of or desiring such Recall shall, within twenty-four (24) hours, advise the other Party thereof by telephone (and confirmed by email or facsimile), email or facsimile, at the telephone number, email address or facsimile number for such other Party set forth on Schedule 9.2. Following notification of a Recall, the Parties shall meet to discuss such notification and Recall. Salix shall decide whether to conduct any such Recall (except in the case of a government-mandated Recall) in the Field in the Territory and the manner in which any such Recall shall be conducted; and Lupin shall decide whether to conduct any such Recall (except in the case of a government-mandated Recall) outside the Territory or inside the Territory outside the Field and the manner in which any such Recall shall be conducted. Each Party shall provide a copy of all related documentation and notices to the other Party forthwith. Each Party shall provide such assistance to the other Party in its investigating and conducting any Recall as such other Party may request. [*] shall bear the expenses of any Recall of the Licensed Product in the Field in the Territory; and [*] shall bear the expenses of any Recall of the Licensed Product outside the Territory or inside the Territory outside the Field; provided, however, that, to the extent any such Recall resulted solely from the other Party’s breach of its obligations hereunder or its gross negligence or willful misconduct, such other Party shall bear the expenses of such Recall.

9.3 Pharmacovigilance Agreement. Prior to the First Commercial Sale of the Licensed Product in the Territory, the Parties shall enter into a pharmacovigilance agreement reasonably acceptable to both Parties (the “Pharmacovigilance Agreement”), which shall include, among other things, mutually acceptable guidelines and procedures for the receipt, investigation, communication and exchange (as between the Parties) of safety information, such as Adverse Events, pregnancy exposure, lack of efficacy, misuse/abuse, and any other information concerning the safety of the Licensed Product. Such guidelines and procedures will be in accordance with, and enable the Parties to fulfill regulatory reporting obligations to Regulatory Authorities. Furthermore, such agreed procedures shall be consistent with relevant Regulatory Authority and International Conference on Harmonization (ICH) guidelines, except where said guidelines may conflict with more stringent existing local regulatory safety reporting requirements, in which case local reporting requirements shall prevail. The Pharmacovigilance

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

Agreement may, as necessary, contemplate the use of Third Party vendors currently used by the Parties.

ARTICLE 10

CONFIDENTIALITY AND NON-DISCLOSURE

10.1 Confidentiality Obligations. At all times during the term and for a period of [*] ([*]) years following termination or expiration hereof, each Party shall, and shall cause its Affiliates and Sublicensees and its and their respective officers, directors, employees and agents to, keep completely confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement. “Confidential Information” means any information provided by one Party to the other Party relating to the Licensed Delivery Technology, Rifaximin, the Licensed Product (including any Regulatory Documentation and Regulatory Authorizations and any information or data contained therein), any Development or Commercialization of the Licensed Product or the scientific, regulatory or business affairs or other activities of either Party and specifically includes the terms of this Agreement. Notwithstanding the foregoing, Confidential Information shall not include any information that:

10.1.1. is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party;

10.1.2. can be demonstrated by documentation or other competent proof to have been in the receiving Party’s possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to said information;

10.1.3. is subsequently received by the receiving Party from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

10.1.4. has been published by a Third Party (other than a Sublicensee) or otherwise enters the public domain through no fault of the receiving Party in breach of this Agreement; or

10.1.5. can be demonstrated by documentation or other competent evidence to have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party. Notwithstanding the foregoing, Lupin may, for research or Development purposes, disclose Confidential Information of a technical nature to a Third Party licensee of Lupin Technology if (i) such Third Party licensee enters into a confidentiality agreement with Lupin at least as restrictive as this Article 10 and (ii) such license contemplates use of the Confidential Information for sales of products substantially similar to the Licensed Product outside the Territory or inside the Territory but outside the Field.

10.2 Trade Secrets. Notwithstanding the time limitation provided in Section 10.1, Confidential Information that constitutes a trade secret under New York law or the Uniform Trade Secrets Act and is so identified to the receiving Party by the disclosing Party in writing shall be maintained confidential indefinitely.

10.3 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

10.3.1. Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law; provided, however, that the receiving Party shall first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

10.3.2. Made by the receiving Party to the Regulatory Authorities as required in connection with any filing in relation to a Regulatory Authorization; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;

10.3.3. Made by the receiving Party to its Sublicensees or its or their respective Affiliates or by the receiving Party, its Sublicensees or its or their respective Affiliates to its or their respective attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners or licensees or other Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Product or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; provided further that each Party shall remain responsible for any failure by its Sublicensees or its or their respective Affiliates, attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners or licensees or other Third Parties to treat such Confidential Information as required under this Article 10 (as if such Sublicensees, Affiliates, attorneys, auditors, advisors, consultants, contractors, existing or prospective collaboration partners or licensees and other Third Parties were Parties directly bound to the requirements of this Article 10).

10.3.4. Made by the receiving Party to existing or potential acquirers or merger candidates; investment bankers; or existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing, each of whom prior to disclosure must be bound by obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this Article 10; provided, however, that Lupin shall make no such disclosure to a Competitor, without obtaining Salix’s prior consent in writing.

10.4 Use of Name. Neither Party shall mention or otherwise use the name, insignia, symbol, Trademark, trade name or logotype of the other Party (or any abbreviation or adaptation thereof) in any publication, press release, marketing and Promotional Materials or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party (a) as a counterparty to this Agreement to its investors (b) that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body (provided that any such disclosure shall be governed by this Article 10), or (c) with respect to which consent has previously been obtained. Further, the restrictions imposed on each Party under this Section 10.4 are not intended, and shall not be construed, to prohibit a Party from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 10.

10.5 Press Releases. Press releases or other similar public communication by either Party relating to this Agreement, including upon termination of this Agreement by Salix pursuant to Section 13.3, shall be approved in advance by the other Party, which approval shall not be unreasonably withheld or delayed, except for those communications required by Applicable Law (provided that the other Party is given a reasonable opportunity to review and comment on any such press release or public communication in advance thereof), disclosures of information for which consent has previously been obtained, information that has been previously disclosed publicly or as otherwise set forth in this Agreement.

10.6 Patient Information. The Parties agree to abide (and to cause their respective Affiliates and Sublicensees to abide) and to take (and to cause their respective Affiliates and Sublicensees to take) all reasonable and appropriate actions to ensure that all Third Parties conducting or assisting with any clinical development activities hereunder in accordance with, and subject to the terms of, this Agreement, shall abide, to the extent applicable, by all Applicable Law concerning the confidentiality or protection of patient identifiable information or patient’s protected health information, including the regulations at 45 C.F.R. Parts 160 and 164 and where relevant, the applicable national laws implementing the European Parliament and

Council Directive 95/46/EC on the protection of individuals with regard to the processing of personal data and on the free movement of such data of 24 October 1995 and any other Applicable Law, in the course of their performance under this Agreement.

10.7 Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties, provided such publications are subject to reasonable controls to protect Confidential Information. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any Patent application until such Patent application has been filed. Accordingly, each Party shall have the right to review and approve any paper proposed for publication by the other Party, including any oral presentation or abstract, that contains Clinical Data or pertains to results of Clinical Trials or other studies with respect to the Licensed Product or includes other data generated under this Agreement or which includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the publishing or presenting Party shall deliver a complete copy of the paper or materials for oral presentation to the other Party at least forty-five (45) days prior to submitting the paper to a publisher or making the presentation. The other Party shall review any such paper and give its comments to the publishing Party within thirty (30) days of the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing or presenting Party with appropriate comments, if any, but in no event later than thirty (30) days from the date of delivery to the other Party. Failure to respond within such thirty (30) days shall be deemed approval to publish or present. If approval is not given or deemed given, either Party may refer the Dispute in accordance with Section 14.7 for resolution. Notwithstanding the foregoing, the publishing or presenting Party shall comply with the other Party’s request to delete references to such other Party’s Confidential Information in any such paper and shall withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain patent protection if either Party deems it necessary. Any publication shall include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgement, as may be appropriate. Each Party shall use commercially reasonable efforts to cause investigators and institutions participating in Clinical Trials for the Licensed Product with which it contracts to agree to terms substantially similar to those set forth in this Section 10.7, which efforts shall satisfy such Party’s obligations under this Section 10.7 with respect to such investigators and institutions.

ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 Representations, Warranties and Covenants. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

11.1.1. Corporate Authority. Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered in a proceeding at law or in equity;

11.1.2. Litigation. There is no pending or, to such Party’s Knowledge, threatened litigation (and such Party has not received any communication) that alleges that such Party’s activities related to this Agreement have violated or that by conducting the activities as contemplated herein such Party would violate, any of the Patent, Trademark or other intellectual property rights of any other Person;

11.1.3. Consents and Approvals. All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained; and

11.1.4. Conflicts. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of Applicable Law or any provision of the articles of incorporation or bylaws of such Party in any material way and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

11.2 Additional Representations, Warranties and Covenants of Salix. Salix represents, warrants and covenants to Lupin that:

11.2.1. (a) Salix is a corporation duly organized and in good standing under the laws of California and (b) Salix has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement;

11.2.2. Neither Salix nor any of its Affiliates has been debarred or is subject to debarment and neither Salix nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Salix shall inform Lupin in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Salix’s Knowledge, is threatened, relating to the debarment or conviction of Salix or any Person performing services hereunder;

11.2.3. As of the Effective Date, to Salix’s Knowledge, neither any of its activities contemplated hereunder nor performance of any of its obligations contained herein, including without limitation its grant of the licenses specified herein, will infringe or misappropriate any Patent other intellectual property right Controlled by a Third Party; and

11.2.4. Salix is able to pay its debts (including trade debts) as they mature. Salix has, or reasonably expects to have available as they are needed, the funds to perform its obligations hereunder.

11.3 Additional Representations, Warranties and Covenants of Lupin. Lupin represents, warrants and covenants to Salix that:

11.3.1. Lupin is a corporation duly organized under the laws of India and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as is contemplated to be conducted by this Agreement;

11.3.2. Neither Lupin nor any of its Affiliates has been debarred or is subject to debarment and neither Lupin nor any of its Affiliates will use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to Section 306 of the FFDCA or who is the subject of a conviction described in such section. Lupin shall inform Salix in writing immediately if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in Section 306 or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of Lupin’s Knowledge, is threatened, relating to the debarment or conviction of Lupin or any Person performing services hereunder;

11.3.3. As of the Effective Date, (a) to Lupin’s Knowledge, (i) Lupin Controls the Lupin Technology and is entitled to grant the licenses specified herein, (ii) the Lupin Patents are subsisting and are not invalid or unenforceable in whole or in part and (iii) Lupin’s right, title and interest in and to the Lupin Technology is free and clear of any liens, charges and encumbrances; (b) to Lupin’s Knowledge, the Lupin Patents are being procured from the respective Patent offices in accordance with Applicable Law; (c) Lupin has no Knowledge of any actual infringement or threatened infringement of the Lupin Patents or any actual misappropriation or threatened misappropriation of the Lupin Know-How by any Person; (d) Lupin has no Knowledge of any claims or litigation that has been brought or threatened by any Person alleging that the Lupin Patents are invalid or unenforceable; and (e) Lupin has no Knowledge of any Patent or other intellectual property right Controlled by an Third Party that would be infringed or misappropriated by Salix’s Exploitation of the Licensed Product in the Territory in the Field as contemplated hereby; and

11.3.4. All data and other information provided by Lupin and its agents in connection with Salix’s due diligence investigation of this transaction was, to Lupin’s Knowledge, genuine and did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made not misleading.

11.4 Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 11.1, 11.2 AND 11.3, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

11.5 Unauthorized Sales.

11.5.1. Undertakings by Salix. Salix (a) shall, and shall cause its Sublicensees and its and their respective Affiliates to, distribute, market, Promote, offer for sale and sell the Licensed Product only in the Territory in the Field, (b) to the maximum extent permitted by Applicable Law, shall not, and shall not permit its Affiliates and shall use commercially reasonable efforts to not permit its Sublicensees or its Sublicensees’ Affiliates to, distribute, market, Promote, offer for sale or sell the Licensed Product, directly or indirectly, (i) to any Person for sale outside the Territory or inside the Territory outside the Field or (ii) to any Person inside the Territory that (A) Salix reasonably suspects is likely to directly or indirectly distribute, market, Promote, offer for sale or sell the Licensed Product outside the Territory or inside the Territory outside the Field or assist another Person to do so or, (B) to Salix’s Knowledge, has directly or indirectly distributed, marketed, Promoted, offered for sale, sold or otherwise supplied the Licensed Product outside the Territory or inside the Territory outside the Field or assisted another Person to do so and (c) shall refer any orders for the Licensed Product outside the Territory or inside the Territory outside the Field received by Salix, its Sublicensees or any of its or their respective Affiliates to Lupin.

11.5.2. Undertakings by Lupin. To the maximum extent permitted by Applicable Law, Lupin shall not, and Lupin shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause its Sublicensees and its Sublicenesees’ Affiliates not to, distribute, market, Promote, offer for sale, sell or otherwise supply the Licensed Product, directly or indirectly, whether alone or in combination with other molecules or compounds, whether as a raw material or as a finished product, and whether at wholesale or retail, to (a) any Person in the Territory other than Salix or its Affiliates or (b) any Person outside the Territory that (i) Lupin reasonably suspects is likely to directly or indirectly distribute, market, Promote, offer for sale or sell the Licensed Product in the Territory in the Field or assist another Person to do so or, (ii) to Lupin’s Knowledge, has directly or indirectly distributed, marketed, Promoted, offered for sale, sold or otherwise supplied the Licensed Product in the Territory in the Field or assisted another Person to do so. Lupin shall refer any orders for the Licensed Product in the Territory in the Field received by Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates to Salix. The provisions of this

Section 11.5.2 shall terminate as of the earlier of (A) the termination of this Agreement and (B) the termination of [*].

11.6 Governmental Filings. To the extent, if any, that a Party determines in good faith that it is required by Applicable Law to file or register this Agreement or a notification in respect thereof with any governmental authority, including the U.S. Securities and Exchange Commission, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by Applicable Law and in consultation with the other Party. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

ARTICLE 12

INDEMNIFICATION

12.1 Indemnification by Salix. Salix shall indemnify Lupin, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs, fees and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, actions, investigations, claims or demands of Third Parties (collectively, “Third Party Claims”) arising from or occurring as a result of: (a) the breach by Salix, its Sublicensees or any of its or their respective Affiliates of any representation, warranty, covenant, undertaking or other term contained in this Agreement; (b) the negligence or willful misconduct on the part of Salix, its Sublicensees or any of its or their respective Affiliates in performing its or their obligations under this Agreement; (c) the Exploitation by Salix, its Sublicensees or any of its or their respective Affiliates of the Licensed Product; (d) [*]; or (e) [*]; except in cases (a), (b) and (c), for those Losses for which Lupin has an obligation to indemnify Salix pursuant to Section 12.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses; provided, however, that Salix shall not be obligated to indemnify Lupin for any Losses under (a), (b), or (c) to the extent that such Losses arise as a result of negligence or willful misconduct on the part of Lupin or any of its Affiliates or Sublicensees.

12.2 Indemnification by Lupin. Lupin shall indemnify Salix, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims arising from or occurring as a result of: (a) the breach by Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates of any representation, warranty, covenant, undertaking or other term contained in this Agreement; (b) the negligence or willful misconduct on the part of Lupin, its licensees or its Sublicensees or any of its or their respective Affiliates in performing its or their obligations under this Agreement; or (c) the Exploitation by Lupin, its licensees (other than Salix) or its Sublicensees or any of its or their respective Affiliates of the Licensed Product, except in each case ((a), (b) and (c)) for those Losses for which Salix has an obligation to

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

indemnify Lupin pursuant to Section 12.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective responsibility for the Losses; provided, however, that Lupin shall not be obligated to indemnify Salix for any Losses to the extent that such Losses arise as a result of negligence or willful misconduct on the part of Salix or any of its Affiliates or Sublicensees.

12.3 Notice of Claim. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 12.1 or 12.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

12.4 Control of Defense. The defense of any Third Party Claim shall be conducted as follows:

12.4.1. Control by Indemnifying Party. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 12.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Third Party Claims incurred by the indemnifying Party in its defense of the Third Party Claim.

12.4.2. Right to Participate in Defense. Without limiting Section 12.4.1 above, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense) or (c) the interests of the indemnitee and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

12.4.3. Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 12.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall, and the Indemnified Party shall ensure that no indemnitee shall, admit any liability with respect to or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party, such consent not to be unreasonably withheld or delayed.

12.4.4. Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnitees, employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

12.4.5. Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

12.5 Limitation on Damages and Liability. EXCEPT IN CIRCUMSTANCES OF [*] OR INTENTIONAL MISCONDUCT BY A PARTY OR ITS AFFILIATES OR SUBLICENSEES (OR WITH RESPECT TO SALIX, ITS DISTRIBUTORS), NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY FOR SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING BUSINESS INTERRUPTION OR LOST PROFITS, MILESTONES OR ROYALTIES, WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF THE LICENSED PRODUCT UNDER THIS AGREEMENT, (B) THE USE OF OR REFERENCE TO THE PATENTS, KNOW-HOW OR REGULATORY DOCUMENTATION LICENSED HEREUNDER OR (C) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT THIS EXCLUSION IS NOT INTENDED TO EXCLUDE DAMAGES OWED TO THIRD PARTIES PURSUANT TO SECTION 12.1 OR 12.2, REGARDLESS OF TYPE.

12.6 Insurance. Each Party shall maintain, at its sole cost and expense, an adequate liability insurance or self-insurance program (including product liability insurance) to protect against potential liabilities and risk arising out of activities to be performed under this Agreement and any agreement related hereto and upon such terms (including coverages, deductible limits and self-insured retentions) as are customary in the pharmaceutical industry generally for the activities to be conducted by such Party under this Agreement. Such liability insurance or self-insurance program shall insure against all types of liability, including personal injury, physical injury or property damage arising out of the Exploitation of the Licensed Product. This Section 12.6 shall not create any limitation on a Party’s liability to the other under this Agreement.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to Section 13.2, 13.3, 13.4 or 13.5 hereof, shall continue until the expiration of Salix’s obligations to pay royalties in respect of the Licensed Product pursuant to Section 7.2.2.

13.2 Termination for Material Breach. Any material failure by a Party (the “Breaching Party”) to comply with any of its material obligations contained in this Agreement

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

shall entitle the Party not in default to give to the Breaching Party written notice specifying the nature of the default, requiring the Breaching Party to make good or otherwise cure such default, and stating its intention if such default is not cured to terminate this Agreement. If such default is not cured within [*] ([*]) days after the receipt of such notice (or, if such default cannot be cured within such [*] ([*]) day period, if the Breaching Party does not commence actions to cure such default within such period and thereafter diligently continue such actions or if such default is not otherwise cured within [*] ([*]) days after the receipt of such notice, except in the case of a payment default, as to which the Breaching Party shall have only a [*] ([*]) day cure period), the Party not in default shall be entitled, on written notice to the Breaching Party, without prejudice to any other rights conferred on it by this Agreement, and in addition to any other remedies available to it at law or in equity, to terminate this Agreement in its entirety.

13.3 Other Termination by Salix. If Salix determines, in its sole and absolute discretion, that it is not feasible or desirable to pursue the Development or Commercialization of the Licensed Product contemplated by this Agreement, including (without thereby in any way limiting Salix’s sole and absolute discretion) for scientific, technical, regulatory or commercial reasons (including safety or efficacy reasons), reasons relating to the present or future marketability or profitability of such Licensed Product, or reasons relating to the identity of any successor to Lupin pursuant to Section 14.4(b) or relations between Salix and any such successor, then Salix may, by written notice to Lupin, terminate this Agreement in its entirety upon [*] ([*]) days’ prior written notice to Lupin.

13.4 Termination Upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall (a) file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of its assets, (b) propose a written agreement of composition or extension of its debts outside the ordinary course of its business, (c) be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [*] ([*]) days after the filing thereof, (d) propose or be a party to any dissolution or liquidation, (e) make an assignment for the benefit of its creditors, or (f) admit in writing its inability generally to meet its obligations as they fall due in the general course.

13.5 Termination by Lupin. Lupin may terminate this Agreement immediately upon notice to Salix in the event that the API Agreement is terminated other than by Salix pursuant to Section 6.2(c)(ii) of the API Agreement.

13.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Lupin or Salix are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the United States Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the United States Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a Party under the United States Bankruptcy Code, the Party hereto that is not a party to such proceeding shall

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in the non-subject Party’s possession, shall be promptly delivered to it (a) following any such commencement of a bankruptcy proceeding upon the non-subject Party’s written request therefor, unless the Party subject to such proceeding continues to perform all of its obligations under this Agreement or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

13.7 Licenses and Assignments Upon Termination. Upon any termination of this Agreement:

13.7.1. the licenses granted by Lupin to Salix under Section 2.1 shall terminate in their entirety;

13.7.2. the licenses granted by Salix to Lupin under Section 2.4 shall be revised such that Salix shall, and does hereby, grant, and shall cause its Sublicensees and its and their respective Affiliates to so grant, to Lupin a non-exclusive, perpetual, irrevocable, worldwide, [*] license, with the right to grant sublicenses through multiple tiers of sublicensees, without the consent of Salix, under the Salix Technology to Exploit the Licensed Product for all purposes; and

13.7.3. Salix shall, and does hereby, and shall cause its Sublicensees and its and their respective Affiliates to, transfer, convey, assign and deliver to Lupin, and Lupin hereby accepts, all right, title and interest in and to, (a) the Licensed Product, including any related Information and inventions, and any Improvements with respect thereto (including Salix Know-How and all material aspects of Confidential Information Controlled by Salix as of the date of termination with respect to the Licensed Product), (b) any Regulatory Authorizations and related Regulatory Documentation and correspondence with Regulatory Authorities with respect to the Licensed Product, (c) any Product Trademarks, any other Trademarks (including any goodwill associated therewith), any generic names and any domain names incorporating the same that were used by, or developed for use by, Salix in connection with the Licensed Product and (d) to the extent requested by Lupin in writing, any agreements with any Third Parties with respect to the Licensed Product (including agreements with contract research organizations, clinical sites and investigators).

13.8 Additional Consequences of Termination.

13.8.1. Sale of Inventory. In the event of any termination of this Agreement, Salix may continue to sell its existing inventories and any work-in-process of the Licensed Product until the occurrence of either: (a) Salix’s completion of the transfer of all Regulatory Authorizations and related Regulatory Documentation for the Licensed Product and completion of performance under all then-existing contracts with Third Parties for the marketing, sale or manufacture of the Licensed Product, or (b) Lupin’s

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

directing Salix to halt all sales of the Licensed Product by written notice. If either such event occurs prior to the sale of all of Salix’s inventories and work-in-process of the Licensed Product and the performance by Salix of its obligations under such Third Party contracts, then Salix shall [*], and Lupin shall [*].

13.8.2. Return of Lupin Materials and Information. Upon the expiration or any termination of this Agreement, Salix, at the request of Lupin, shall return or, at the election of Salix, use reasonable efforts to destroy, and thereafter provide to Lupin written certification evidencing such destruction, all data, files, records and other materials in its possession or control relating to the Lupin Technology, or containing or comprising Lupin’s Information and inventions or other Confidential Information (except one copy of which may be retained solely for archival purposes) with respect to the Licensed Product; provided, that notwithstanding the foregoing, Salix shall be required to return, and may not destroy, any Regulatory Documentation related to the Licensed Product.

13.8.3. Effect of Termination on Sublicenses Granted by Salix. Any and all sublicense agreements entered into by Salix or any of its Affiliates with a Sublicensee pursuant to Section 2.2 shall survive the termination of this Agreement, except to the extent that any such Sublicensee under any such sublicense agreement is in material breach of this Agreement or such sublicense agreement, in which case Lupin shall have the right to terminate any such sublicense agreement. Salix shall, at the request of Lupin, assign any such sublicense agreement (to the extent not terminated pursuant to the preceding sentence) to Lupin or its Affiliates and, upon such assignment, Lupin or its Affiliates, as applicable, shall assume such sublicense agreement, as applicable. For clarity, any sublicense agreement entered into by Salix with any of its Affiliates shall terminate upon the termination of this Agreement.

13.8.4. Milestone Payments; Royalties. Following any termination of this Agreement, Salix shall not be responsible for (a) any milestone payments for milestone events that are achieved under Section 7.1.2 following the effective date of such termination or (b) any royalty payments that accrue under Section 7.2 following the effective date of such termination, except in each case ((a) and (b)) with respect to any sales of the Licensed Product made by Salix, either itself or through an Affiliate, Sublicensee or Sublicensee’s Affiliate, pursuant to Section 13.8.1.

13.8.5. Assistance. Without limiting Lupin’s rights under other provisions of this Article 13, in the event of any termination of this Agreement, Salix shall, and shall cause its Sublicensees and its and their respective Affiliates to, at the request and expense of Lupin, provide Lupin with such assistance as is reasonably necessary to effectuate a smooth and orderly transition of any such Development, Commercialization and other Exploitation activities, including any ongoing Clinical Trials or Post Approval Studies, to Lupin or its designee so as to minimize any disruption of such activities.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

13.8.6. Royalties to Salix. In consideration of the license rights granted by Salix to Lupin under this Article 13 and the assignment of Regulatory Authorizations and related Regulatory Documentation as contemplated by this Article 13, if the Licensed Product has received its Initial Regulatory Authorization, Lupin shall pay to Salix for Licensed Product sold by Lupin, its (sub)licensees or its or their respective Affiliates in the Territory a royalty of [*] percent ([*]%) of Net Sales (substituting Lupin for Salix in the definition thereof) during each full or partial Calendar Year from the termination of this Agreement until the [*] ([*]) anniversary of the effective date of such termination. Subject to the royalties for which provision is made in the preceding sentence, such Net Sales shall be the absolute property of Lupin. The royalties contemplated by this Section 13.8.6 shall be payable by Lupin to Salix in accordance with the provisions of Sections 7.2.4, 7.2.5, 7.2.6, 7.3, 7.4 and 7.5 mutatis mutandis and Section 14.18.

13.8.7. Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

13.8.8. Survival. Without limiting the foregoing, Sections 2.3, 2.4, 7.3, 7.4, 7.5, 8.1, Article 10, Sections 11.4 and 11.6, Articles 9 and 12, this Article 13, and Sections 14.2, 14.4, 14.5, 14.6, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12, 14.13, 14.14, 14.15, 14.18, 14.19 and 14.20 of this Agreement shall survive the termination or expiration of this Agreement for any reason.

ARTICLE 14

MISCELLANEOUS

14.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any tens of this Agreement (other than an obligation to make payments) when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority; provided, that the requirement to engage in negotiations with or make payment to a Third Party listed on Schedule 8.6 to procure intellectual property rights necessary for the performance of a Party’s obligations hereunder shall not be considered a force majeure event under this Section 14.1. The non-performing Party shall notify the other Party of such force majeure within [*] ([*]) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

commercially reasonable efforts to remedy its inability to perform. In the event that such force majeure event lasts for a continuous period of more than [*] ([*]) days, such suspension of performance shall be deemed a material breach of this Agreement and such other Party shall have the right to terminate this Agreement pursuant to Section 13.2.

14.2 Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on related to the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

14.3 Subcontractors. Salix and Lupin shall each have the right to subcontract any of its Development and Commercialization activities with respect to the Licensed Product to a Third Party. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

14.4 Assignment. Without the prior written consent of the other Party hereto, neither Party shall sell, transfer, assign, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that either Party may, without such consent, assign or transfer this Agreement or any of its rights and obligations hereunder to (a) an Affiliate of such Party; or (b) to any Third Party with which it merges or consolidates, or to which it transfers all or substantially all of its assets to which this Agreement relates if in any such event (i) the assigning Party (provided that it is not the surviving entity) remains jointly and severally liable with the relevant Affiliate or Third Party assignee under this Agreement, and (ii) the relevant Affiliate assignee, Third Party assignee or surviving entity assumes in writing all of the assigning Party’s obligations under this Agreement. Any attempted assignment or delegation in violation of the preceding sentence shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Lupin or Salix, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Notwithstanding the foregoing, Lupin shall have the right, from time to time and without the necessity of providing notice to or obtaining the consent of, Salix, to delegate, assign, or subcontract to any Affiliate, certain of Lupin’s rights or responsibilities under this Agreement. In all cases, Lupin shall remain the contract Party under the Agreement and shall remain responsible to Salix for the performance of all such obligations under this Agreement.

14.5 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid or unenforceable in any respect.

14.6 Governing Law, Jurisdiction, Venue and Service.

14.6.1. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

14.6.2. Jurisdiction. Subject to Sections 14.7 and 14.11, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts. The Parties irrevocably and unconditionally waive their right to a jury trial.

14.6.3. Venue. The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

14.6.4. Service.

(a) Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 14.8 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

(b) Lupin hereby designates, appoints and empowers Lupin Pharmaceuticals, Inc., with an office located at Harborplace Tower, 111 S. Calvert Street, 21st Floor, Baltimore, MD 21202, U.S.A., as its designee, appointee and agent to receive, accept and forward for and on its behalf, and it properties, assets and revenues, service of any and all legal process, summons, notices and documents which may be served in any action, suit or proceeding arising out of or relating to this Agreement or any of the transactions or services contemplated hereunder that is brought in the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, which may be made on any designee, appointee and agent in accordance with legal procedures prescribed in such courts. If for any reason such designee, appointee and agent hereunder shall not be available to act as such, then Lupin agrees to designate a new designee, appointee or agent in the City of New York on the terms and for the purposes of this Section 14.6.4(b). Lupin further hereby consents and agrees to the service of any and all legal process, summons, notices and documents out of any of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, in any such action, suit or proceeding by serving a copy thereof upon the agent for service of process referred to in this Section 14.6.4(b) (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) coupled with mailing of copies thereof in accordance with Section 14.6.4(a). Lupin agrees that the failure of any such designee, appointee or agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any action or proceeding based thereon.

14.7 Dispute Resolution.

14.7.1. General. If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (other than a dispute arising under Section 4.4.8, which shall be finally and definitively resolved in accordance with Section 4.4.8) (a “Dispute”), then either Party shall have the right to refer such Dispute to the chief executive officers of the Parties (or their designees) who shall confer for attempted resolution of the Dispute by good faith negotiations during a period of thirty (30) Business Days. Any final decision mutually agreed to by such officers shall be conclusive and binding on the Parties. If the Dispute remains unresolved after such thirty (30)-Business Day period, then except as provided in Sections 14.7.2 and 14.18.3 and with respect to any matter for which consent or approval is assigned to the Parties jointly, either Party may, by written notice to the other Party, initiate litigation for resolution of such Dispute.

14.7.2. Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 14.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, if necessary to protect the interests of such Party. This Section 14.7.2 shall be specifically enforceable.

14.8 Notices.

14.8.1. Notice Requirements. Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 14.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 14.8. Such Notice shall be deemed to have been given as of the date delivered by hand or transmitted by facsimile (with transmission confirmed) or on the second business day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. Any notice delivered by facsimile shall be confirmed by a hard copy delivered as soon as practicable thereafter. This Section 14.8 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

14.8.2. Address for Notice.

If to Salix, to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: General Counsel

Fax No.: 919.447.3417

Email: Mark.Reeth@Salix.com

with copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc.

1700 Perimeter Park Drive

Morrisville, North Carolina 27560

Attention: Vice President Business Development

Fax No.: 919.228.4222

Email: rick.scruggs@salix.com

and

Covington & Burling LLP

1201 Pennsylvania Avenue, N.W.

Washington, D. C. 20004

Attention: Edward C. Britton, Esq.

Fax No.: 202.778.5248

Email: ebritton@cov.com

If to Lupin, to:

Lupin Limited

“B” Wing, Fifth Floor

Bandra Kurla Complex

Mumbai - 400 051, India

Attention: Managing Director

Facsimile: 410.576.2221

Email: vinita@lupinusa.com

with a copy to:

Lupin Pharmaceuticals, Inc.

Harborplace Tower

111 S. Calvert Street, 21st Floor

Baltimore, MD 21202

Attention: Vinita Gupta

Facsimile: 410.576.2221

Email: vinita@lupinusa.com

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

The Marbury Building

6225 Smith Avenue

Baltimore, MD 21209

Attention: Howard S. Schwartz, Esq.

Facsimile: (410) 580-3251

Email: howard.schwartz@dlapiper.com

14.9 Entire Agreement; Modifications. This Agreement, together with the Schedules and Exhibits attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

14.10 English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

14.11 Equitable Relief. The Parties acknowledge and agree that the restrictions set forth in Sections 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, and 8.7 and Article 10 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7 or Article 10 may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section 2.5, 8.2, 8.3, 8.4, 8.5, 8.6, or 8.7 or Article 10, the non-breaching Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive, to the maximum extent permitted by Applicable Law, any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy. Nothing in this Section 14.11 is intended, or should be construed, to limit either Party’s right to equitable relief or any other remedy for a breach of any other provision of this Agreement.

14.12 Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

14.13 No Benefit to Third Parties. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

14.14 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

14.15 Relationship of the Parties. It is expressly agreed that Lupin, on the one hand, and Salix, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Lupin, on the one hand, nor Salix, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so, such consent not to be unreasonably withheld or delayed. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

14.16 Performance by Affiliates. Each of Lupin and Salix acknowledges that certain obligations under this Agreement may be performed by Affiliates of Lupin and Salix. Each of Lupin and Salix guarantees performance of this Agreement by any of its Affiliates.

14.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by scanned and electronically or facsimile transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

14.18 Payments; Audits.

14.18.1. Interest on Late Payments. If any payment due to a Party under this Agreement is not paid when due, then the owing Party shall pay interest thereon (before and after any judgment) at an annual rate (but with interest accruing on a daily basis) equal to the lesser of (a) the prime rate as reported on the first Business Day of each month such payment is overdue in The Wall Street Journal, Eastern Edition, plus [*] ([*]) percentage points, and (b) the maximum rate permitted by Applicable Law. Interest payable under this Section 14.18.1 shall run from the day following the date upon which payment of the relevant principal sum became due through the date of payment thereof in full together with such interest.

14.18.2. Audit. Each Party shall have the right to have an independent certified public accounting firm of internationally recognized standing, and reasonably acceptable to the other Party, provided with access by such other Party during normal business hours, and upon reasonable prior written notice, to examine only those records of such other Party (and its Affiliates and Sublicensees) as may be reasonably necessary to determine, with respect to any Calendar Year ending not more than three (3) years prior to the auditing Party’s request, the correctness or completeness of any payment made under this Agreement. Such examinations may not (a) be conducted more than once in any [*] ([*]) month period (unless a previous audit during such [*] ([*]) month period revealed an underpayment with respect to such period or the audited Party restates or revises such books and records for such period) or (b) be repeated for any Calendar Year. Results of such audit shall (i) be (A) limited to information relating to the Licensed Product, (B) made available to both Parties in writing and (C) subject to Article 10 and (ii) not reveal any specific information of the audited Party to the auditing Party other than (A) whether the audited Party is in compliance with its payment obligations under this Agreement and (B) the amount of any additional payment owed to the auditing Party or excess payment reimbursable to the audited Party. Except as provided below, the cost of this examination shall be borne by the auditing Party, unless the audit reveals a variance of more than five percent (5%) from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 14.18.3, if such audit concludes that additional payments were owed or that excess payments were made during such period, the audited Party shall pay the additional amounts, with interest from the date originally due as provided in Section 14.18.1, or the auditing Party shall reimburse such excess payments, with interest from the date of original payment as provided in Section 14.18.1, within sixty (60) days after the date on which such auditor’s written report is delivered to the Parties.

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

14.18.3. Audit Dispute. In the event of a Dispute of any audit under Section 14.18.2, Lupin and Salix shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such Dispute within thirty (30) days, the Dispute shall be resolved in accordance with Section 14.7.

14.18.4. Confidentiality. The receiving Party shall treat all information subject to review under this Article 14 in accordance with the confidentiality provisions of Article 10.

14.19 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Schedule or Exhibit shall mean references to such Article, Section, Schedule or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

14.20 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or). The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party hereto.

14.21 Additional Agreements. The Parties acknowledge that they have been pursuing negotiations in respect of an agreement pursuant to which Lupin or its Affiliates will [*]. The Parties confirm their intent to continue such negotiations, but without thereby imposing on either Party to enter into any such agreement or creating any legally binding obligation in respect of any such agreement or the terms thereof unless and until such agreement is fully negotiated and executed and delivered by the parties thereto. Any failure by the Parties to enter into either of the agreements described in the first sentence of this Section 14.21 shall not in any way affect the enforceability and continued validity of this Agreement or the API Agreement.

[The remainder of this page has been intentionally left blank.]

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their proper officers as of the date first written above.

LUPIN LIMITED		SALIX PHARMACEUTICALS, INC.

By:	/s/ Nilesh Gupta	By:	/s/ Carolyn J. Logan

Name:	Nilesh Gupta	Name:	Carolyn J. Logan

Title:	Group President	Title:	President and CEO

[SIGNATURE PAGE TO DEVELOPMENT, COMMERCIALIZATION AND LICENSE AGREEMENT]

Schedule 6.1

Commercialization Efforts

[*]

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 7.1.2

Milestones and Milestone Payments

As set forth in Section 7.1.2, Salix shall pay Lupin the milestone payments set forth on this Schedule 7.1.2 on achievement by Salix or any of its Affiliates or Sublicensees of each of the milestones set forth on Schedule 7.1.2 during the term of this Agreement, within (30) days after the achievement of the relevant milestone.

As set forth in the following table:

	Traveler’s Diarrhea	Hepatic Encephalopathy	Irritable Bowel Syndrome
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

Schedule 7.12, Page 1

*Confidential treatment requested; certain information omitted and filed separately with the SEC.

Schedule 8.6

Anti-Stacking

Third Party

1. Alfa Wassermann SpA, its Affiliates, or any of their respective licensees or sublicensees or any other Person claiming rights under any of such Persons

Agreement

Licence Agreement, dated June 24, 1996, by and between Alfa Wassermann SpA and Salix Pharmaceuticals, Inc.

Schedule 8.6, Page 1

Schedule 9.2

Recall and Withdrawal Contact Information

Lupin:

Telephone number: (410) 576-2000

Email address: vinita@lupinusa.com

Facsimile number: (410) 576-2221

Salix:

Telephone number: (919) 862-1044

Email address: Rajesh.kapoor@salix.com

Schedule 9.2, Page 1

Exhibit A

Development Plan

[*]

Exhibit A, Page 1

*Confidential treatment requested; certain information omitted and filed separately with the SEC.